SELF CONTAINED
                                APPRAISAL REPORT
                               COMPLETE APPRAISAL

                                       OF

                             1805-09 WALNUT STREET

                           PHILADELPHIA, PENNSYLVANIA

                                       FOR

                         RESOURCE ASSET INVESTMENT TRUST

                                       BY

                           LOUIS A. IATAROLA, MAI, SRA

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.
                        Tacony Music Hall - Second Floor
                              4819 Longshore Avenue
                             Philadelphia, PA 19135
                                   ----------
                               Tel: (215) 331-1551
                               Fax: (215) 332-9266

                                                              September 23, 1997

Resource Asset Investment Trust and
RAIT Partnership, A Delaware Limited Partnership
1521 Locust Street
Philadelphia, PA 19102

Attention: Jay Eisner

                                          Re: 1805-09 Walnut Street
                                              Philadelphia, Pennsylvania
                                              --------------------------

Dear Mr. Eisner:

      In accordance with your request, the captioned property was inspected April 29, 1997 for the purpose of estimating market value of the leased fee interest created by virtue of two long term teases with credit tenants that will bring the building to 100% occupancy.

      The property consists of an interior lot of 12,314 +/- square feet improved with an eight story structure containing a gross building area of 64,000 +/- square feet and a rentable area of 58,192 +/- square feet which includes storage area in the basement.

      The first, second and third floors are currently undergoing a complete renovation program transforming these floors into a retail bookstore and coffee shop for Barnes & Noble Superstores, Inc. The remaining floors are occupied as corporate headquarters for a local retailer known as Urban Outfitters with two non-related tenants on the fourth floor. The property was fully leased as of the date of inspection.

      The improvements were situated along the premier retail Shopping district of Center City along Walnut Street on Rittenhouse Square, a prestigious location which has attracted numerous upscale retailers, restaurants and service type businesses.

Jay Eisner
September 23, 1997
Page Two


      As a result of our investigation, which involved research of data relating to similar commercial properties in the Greater Philadelphia marketplace, it is my opinion that the as is market value of the leased fee interest in the subject property as of April 29, 1997, assuming a reasonable time as allowed for exposure on the open market was:

                   EIGHT MILLION FOUR HUNDRED THOUSAND DOLLARS

                                 ($8,400,000.00)

      It will be demonstrated in the accompanying text that contract rents are essentially at market level. As a result, while the leased fee interest has been valued at $8.4 million the fee simple interest an the property as of April 29, 1997 was also:

                   EIGHT MILLION FOUR HUNDRED THOUSAND DOLLARS

                                 ($8,400,000.00)

      In addition, based on analysis of market data, conversations with real estate brokers and this appraiser's experience, with emphasis placed upon current market conditions, the marketing period to effect a sale for the subject property was estimated to be approximately 9/12 months.

      The accompanying report contains a complete analysis of the property, its surroundings and supplemental supporting data employed in arriving at the market value conclusion. My findings are summarized an the text of this report which resulted in a rather comprehensive analysis of the property's economic worth.

      This appraisal has been prepared in accordance with "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standards Board of the Appraisal Foundation. This appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.


                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

Jay Eisner
September 23, 1997
Page Three


      Appraiser consents to the use and filing of this appraisal as an exhibit to the Resource Asset Investment Trust registration statement that has been filed with the Securities and Exchange Commission and consents to the use of their name in the registration statement in connection therewith.

      I trust you will find this report In good order Thank you for the opportunity to be of service and please feel free to contact me should you wish to discuss my views and analysis in greater depth.

                                     Respectfully submitted,


                                     /s/ Louis A. Iatarola

                                     Louis A. Iatarola, MAI, SRA
                                     PA Certified General Real Estate Appraiser
                                     Certificate No. GAOOO176L

LAI/bal


                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------

SUMMARY OF SALIENT FACTS AND CONCLUSIONS .................................    1

PURPOSE AND FUNCTION OF THE APPRAISAL ....................................    2

SCOPE OF THE APPRAISAL ...................................................    4

REGIONAL ANALYSIS ........................................................    6

NEIGHBORHOOD ANALYSIS ....................................................   10

THE SUBJECT PROPERTY .....................................................   21

      SITE ...............................................................   21
      IMPROVEMENTS .......................................................   22

OWNERSHIP ................................................................   30

OCCUPANCY AND LEASE INFORMATION ..........................................   31

ASSESSMENT AND TAXES .....................................................   34

FLOOD PLAIN INFORMATION ..................................................   34

ZONING ...................................................................   35

HIGHEST AND BEST USE .....................................................   36

VALUATION ANALYSIS .......................................................   40

      INCOME CAPITALIZATION APPROACH .....................................   42
      INCOME CAPITALIZATION APPROACH VIA DIRECT CAPITALIZATION ...........   56
      SALES COMPARISON APPROACH ..........................................   60

MARKETING PERIOD .........................................................   71

EXPOSURE TIME ............................................................   72

CERTIFICATE OF APPRAISAL .................................................   73

ADDENDUM
      ASSUMPTIONS AND LIMITING CONDITIONS
      SUBJECT PHOTOGRAPHS
      LEGAL DESCRIPTION
      ARGUS - DCF SUPPORTING SCHEDULES
      EXCERPTS FROM ZONING CODE
      QUALIFICATIONS


                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

SUMMARY OF SALIENT FACTS AND CONCLUSIONS


LOCATION                            1805-09 Walnut Street
                                    Philadelphia, Pennsylvania

REGISTERED OWNER                    Alison/Rittenhouse Associates, L.P.

LAND AREA                           12,314 +/- square feet with 69.25' of
                                    frontage along Walnut Street.

IMPROVEMENTS                        Eight story plus basement mixed-use
                                    commercial building which is currently
                                    undergoing rehabilitation and renovation on the first, second and third floors, converting this area into a Barnes & Noble
                                    Bookstore. The upper floors are currently used as office space for non-related tenants. Gross building area was calculated to contain 64,000 +/- square feet and a rentable area of 58,192 +/- square feet.

ZONING                              C-5 Commercial

HIGHEST & BEST USE                  Retail/office

PROPERTY RIGHTS
APPRAISED                           Leased Fee

MARKET VALUE
INDICATIONS                         Income Capitalization Approach    $8,400,000
                                    Sales Comparison Approach         $8,300,000
                                    Cost Approach                 Not Applicable

FINAL ESTIMATE OF
OF MARKET VALUE                     $8,400,000

EFFECTIVE DATE OF
MARKET VALUE                        April 29,1997

DATE OF INSPECTION                  April 29, 1997


                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

PURPOSE AND FUNCTION OF THE APPRAISAL

      The purpose of this appraisal was to estimate the market value of the leased fee interest in the subject property as of April 29, 1997, date of inspection, subject to existing leases which will be discussed in detail in the following text.

      As used herein, market value may be defined as "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus". Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      a.    buyer and seller are typically motivated.

      b. both parties are well informed or well advised, and acting in what they consider their own best interest.

      c.    a reasonable time is allowed for exposure in the open market.

      d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

      The function of this report was to establish Market Value as defined to assist the client in mortgage loan underwriting.



                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      An appraisal of thus property was issued under date of May 27, 1997 to MetLife Capital Financial Corp. with an effective date of valuation of April 29, 1997. On September 22, 1997 a request was obtained from Bill Wheeler of Alison/Rittenhouse Associates to re-issue the appraisal to Resource Asset Investment Trust. Permission was obtained from Tom Clancy of MetLife Capital Financial Corporation to accommodate Mr. Wheeler's request.

PROPERTY RIGHTS APPRAISED

      The fee simple estate subject to existing leases (leased fee interest) constituted the real property evaluated in this report. Besides zoning controls or deed restrictions and easements of record, the property was valued subject to existing leases which will be discussed an the accompanying text.

      The property was assumed to be free of contamination by asbestos, petrochemicals and radon gas and other contaminants which, if present, may adversely affect the value conclusions contained within the report. If any contamination is found at the subject property, the appraiser reserves the right to reanalyze the property reflective of the contamination and adjust the property value as necessary.


                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

SCOPE OF THE APPRAISAL

      In valuing the subject property, the appraiser performed a number of independent investigations and analyses with regard to the neighborhood, subject property and market data. The investigations performed and the data sources utilized are listed below.

NEIGHBORHOOD ANALYSIS

      Examined demographic information provided by the Greater Philadelphia Chamber of Commerce and the United States Bureau of the Census.

SUBJECT PROPERTY ANALYSIS

      Physically inspected the subject property on April 29, 1997, at which time photographs depicting the property, adjacent areas and street scene were taken. Reviewed the Legal Description of the subject property. Reviewed a site survey prepared by Catania Consulting Engineers prepared under date of January 26, 1996. Conversations were held with municipal representatives pertaining to the subject property's tax assessment and zoning classification. Reviewed Flood Insurance Rate Maps published by the U.S. Department of Housing and Development in order to determine the subject's potential for flooding.

MARKET DATA ANALYSIS

      Obtained data on commercial buildings which were considered to be similar to the subject by reviewing data in my office files, reviewing trade publications and researching data at City Hall. Verified all transactions by either checking the public record or interviewing a principal in the transaction. Also, obtained rental data on properties considered similar to the subject. Verified each lease with the real estate agent, or either the lessor or lessee.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      Data accumulated was then processed in formulating an opinion of Market Value for the property. Features unique to the subject property; i.e., pertinent physical characteristics, functional utility and locational attributes, all of which will be elaborated upon in the accompanying text, were taken into account in final reconciliation.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

REGIONAL ANALYSIS

      The subject is located along the north side of Walnut Street, between 18th and 19th Streets, in the Rittenhouse Square section of the City of Philadelphia within the City of Philadelphia's Central Business District (CBD). The City of Philadelphia is part of the Philadelphia Metropolitan Statistical Area (MSA) and is part of the overall "Delaware Valley" region.

      The Delaware Valley region extends from Wilmington, Delaware on the south to Trenton, New Jersey on the north. This is an expansive geographical area which disregards both county and state lines. Residents of the Delaware Valley region spend over eight billion dollars annually making it a significant market. The region also produces billions of dollars of diversified merchandise which is sold all over the world. The key word for the economic picture of the region is "diversification" which is based on the location and the ability of the area to be continually adapted and utilized as a support to industry and commerce. Because of substantial diversification, there have been no major "boom" and/or "bust" periods as were experienced in many other regional areas in the United States over the last ten years, but rather a growth pattern typically following major national trends of expansion and contraction.

      In virtually all sectors of the Delaware Valley region there was significant industrial, commercial and residential growth up to the beginning of 1990s. While the effects of the national economic downturn the early part of this decade and resulting poor retail estate conditions tended to impact the Delaware Valley region, as well as the nation, during the ten year period between 1980 and 1990 there were numerous office buildings, light industrial parks and mixed-use projects developed in locations where access was convenient by either car or public transportation. Commercial development, including the construction of regional shopping malls and strip shopping centers, was significant during the late 1970s through the mid 1980s in those suburban areas experiencing population growth. Residential tract development was

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

also strong during that same period, especially in the suburban areas of Pennsylvania and New Jersey.

      The Philadelphia MSA, as defined by the U.S. Census Bureau, is a nine county area encompassing portions of both the Commonwealth of Pennsylvania and the State of New Jersey, with the City of Philadelphia as the focal point. The MSA includes Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania, and Burlington, Camden, Gloucester and Salem Counties in New Jersey. The Philadelphia MSA is ranked fourth in the nation in terms of size.

      The Delaware Valley Regional Planning Commission (DVRPC) also tracks population data for the Delaware Valley region. While similar to the U.S. Census data, the DVRPC area utilizes the five county area in Pennsylvania but substitutes Mercer County, including the City of Trenton, for Salem County, in the State of New Jersey. For purposes of consistency in the analysis, the DVRPC regional data will be utilized, as it is considered more reflective of the "recognized" Delaware Valley regional area.

      Population for the nine county DVRPC Region indicated a 3.2 percent increase between 1980s and 1990s. Total population for the five county area located in Pennsylvania, was 3,728,909 persons as of 1990s, a 1.3 percent increase over the 1980s figure. Total population for the four county area in the State of New Jersey was 1,453,796 which was an 8.3 percent increase over the 1980s population level. While the largest individual population increase for the region occurred in Chester County (18.9 percent), the overall increase within Pennsylvania was reduced due to the population losses in both Philadelphia and Delaware Counties. The out-migration of Philadelphia is due in part to the Philadelphia city wage tax (4.86 percent for residents and 4.223 percent for non-residents in 1996) which is levied against individuals and businesses. In contrast, all four counties in New Jersey experienced population growth, with Gloucester County experiencing the second largest population increase

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

(15.1 percent) in the regional area. Population figures for 1980 to 1990 by county are shown below:

================================================================================
                           POPULATION FOR PHILADELPHIA
                       METROPOLITAN STATISTICAL AREA (MSA)
                             FOR 1980, 1990 AND 1994
--------------------------------------------------------------------------------
County                            1980        1990       %+        1994       %+
--------------------------------------------------------------------------------
Philadelphia                 1,688,210   1,585,577    -6.1%   1,524,338   -3.86%
Bucks                          479,180     541,174    12.9%     567,238    4.82%
Chester                        316,660     376,396    18.9%     397,307    5.56%
Delaware                       555,023     547,651    -1.3%     548,366    0.13%
Montgomery                     643,377     678,111     5.4%     700,308     .26%
Burlington                     362,542     395,066     9.0%     398,807     .95%
Camden                         471,650     502,824     6.6%     506,579     .75%
Gloucester                     199,917     230,082    15.1%     241,523     .97%
Mercer                         317,019     325,824    2.78%     329,430     .11%
--------------------------------------------------------------------------------
TOTAL                        5,033,578   5,182,705    2.96%   5,213,896    0.60%
================================================================================

Source:  Delaware Valley Regional Planning Commission

      The region's population is anticipated to continue to increase through the remainder of the 1990s and into the next century, with New Jersey experiencing the greatest majority of forecasted growth. The five county Pennsylvania region is anticipated to increase its population to 3,927,300 residents by the Year 2000 and to 3,976,500 by 2010, indicating 3.4 percent and 4.6 percent increases over the 1990 levels. New Jersey is forecasted to experience continued population growth with 1,622,800 residents anticipated by the Year 2000 with a further increase to 1,742,900 residents by 2010, reflecting 10.5 percent and
18.6 percent increase over the 1990 figure. On a regional basis, the nine county area is forecasted to have a total population of 5,550,100 residents by the Year 2000 and 5,719,400 residents by 2010, which are 5.4 percent and 8.5 percent increases, respectively, over the 1990 level.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      The Delaware Valley region has long been known for its very diverse employment and economic base, which is one of the primary reasons for area's overall stability. Employment in the Delaware Valley region remained strong during the 1980 to 1990 period with the overall nine county region experiencing increases. As with many other older metropolitan areas, there has been a shift in employment away from manufacturing (both durable and non-durable goods) with noticeable increases in the service, finance, real estate and insurance, and retail sectors. The Delaware Valley region, especially in the metropolitan areas such as Philadelphia, Camden, and Trenton, has experienced this overall reorientation in employment. While this has caused significant job losses due to the heavy manufacturing orientation of the region, the losses experienced in the manufacturing sectors have been offset to a large extent by increases in other areas.

      As projected by the Pennsylvania Department of Labor and Industry, the largest employment growth between 1985 and 1995 will be in the business services, health services, restaurant, and wholesale trade categories. In comparison, most job losses are anticipated in the manufacturing, textiles, and fabricated metal products. The government employment sector is predicted to remain relatively constant over the period with some slight declines. Employment in the five county Pennsylvania area increased from 1,624,331 in 1980s to 1,838,806 in 1990s, indicating a 13.2 percent gain.

      The regional area is benefitted by an integrated regional highway and transportation system that is one of the best in the nation. Within Pennsylvania primary highways include Interstates 76, 276, 476, and 95 as well as the Pennsylvania Turnpike. Other major highways in the Pennsylvania portion of the region include Routes 1, 3, 202, 322, 452, and 611. In addition, the regional area is supplemented by a network of interconnecting local arterial highways, secondary roads, and local feeder streets.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                               [GRAPHIC OMITTED]

                                  LOCATION MAP

NEIGHBORHOOD ANALYSIS

      The subject property is located on prestigious Rittenhouse Square in the City of Philadelphia, directly facing the Park to the south. Rittenhouse Square, a landscaped city park that is one square block, is bounded by 18th Street, 19th Street, Walnut Street and Locust Street. A delightful open space with mature trees, statuary, paved walkways and ample benches, through the year the square is the site of various art and horticultural activities and is a central feature of the neighborhood. The Rittenhouse Square Neighbor's Association oversees the park and actively promotes the restoration of the area's 19th century historic buildings. This location is convenient to nearby offices, historical sites, hospitals, shopping, recreational facilities, dining and a number of entertainment alternatives. The immediate area is a mixture of commercial and residential uses. Generally, the residential uses are located south of Walnut Street, with a heavy concentration along Spruce, Pine and Lombard Streets and the smaller intersecting streets. The area is on the National Register of Historic Places and also designated a city historic district by the Philadelphia Historical Commission. The Graduate Hospital (18th and Lombard Streets) is located four blocks south of Rittenhouse Square.

      Adjoining the subject to the east is a historically-certified uniquely designed structure with a rounded front that presently is occupied by Urban Outfitters as a retail outlet. To the west is the former Rittenhouse Club, another uniquely designed historical structure that is being purchased by the same ownership as the subject who were originally proposing retail use for the first floor. A gourmet supermarket had been proposed but area residents argued strongly against such a use. At present, ownership is proposing a new hotel of 210 +/- rooms which would retain the structure's facade and be operated by and part of the Grand Heritage chain. This latter proposal is in its very early stages and its ultimate development is, at best, uncertain at the present time. Farther west but on the same block, is 1845 Walnut Street, a 25 story, 350,000 +/- square foot older Class A, multi-tenant, office building with attached multi-

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

level self-park garage which was built in the early 1960s. Surrounding the Park are a number of older, but very prestigious, apartments and condominium structures and a co-operative apartment as well as the Rittenhouse Hotel and Condominiums which was completed in the mid-1980s.

      Philadelphia is a city of neighborhoods, each being very distinctive, with individual characteristics. Communities closest to the subject include Fitler Square to the west, a residential neighborhood located west of 22nd Street, south of Walnut Street. The subject lies at the southwest corner of the city's Central Business District (CBD) which stretches from the Benjamin Franklin Parkway to Walnut Street and Front Street to 22nd Street. Walnut Street, Chestnut Street and Broad Street represent the older, once prime office locations with the most recent new activity concentrated along Market and Arch Streets, west of Broad Street. Activity east of Broad Street has been centered around the new Pennsylvania Convention Center and Marriott Hotel. There has been no new office activity east of Broad Street and limited new retail, with additional hotel rooms to serve the convention center being the current priority for the area.

      Broad Street, to the east of the subject, is emerging as the core of artistic pursuits with South Broad Street, in the vicinity of Locust Street to Washington Avenue, identified as the cornerstone of the Avenue of the Arts, which is proposed to extend to North Broad Street. The Avenue of the Arts is a $350 million project controlled by the Avenue of the Arts, Inc., a private non-profit organization formed in 1992 and led by a committed volunteer board of business, community and cultural leaders. The ongoing project has significantly increased the number, quality and availability of the city's arts and entertainment experiences, providing attractive and appropriate facilities for experimental and community based arts groups, established cultural organizations as well as internationally recognized artists.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      Prominent land uses along the Avenue include the former Philadelphia College of Arts (now encompassing other disciplines and now known as the University of the Arts), the Academy of Music, Merriam Theater, new Wilma Theatre, Philadelphia Arts Bank, Pennsylvania Ballet's headquarters, High School for the Creative and Performing Arts (under construction), Performing Arts Center (proposed), Firehouse Arts Center, Philadelphia Clef Club, and the Doubletree and Bellevue Hotels. A new $140 +/- million Philadelphia Orchestra Concert Hall and garage is proposed to be located at the southwest corner of South Broad and Spruce Streets. Also part of the project is a new streetscape which involved the redesign of S. Broad Street into a 1920s style grand boulevard with a new cobblestone cartway, decorative street lighting which play chimes, new sidewalks, public art and landscaped median strip. This 15 month, $15 million project has been recently completed.

      The Independence Mall area, Washington Square Park and other historic buildings are located 12 blocks east of the subject. Within the Washington Square area are several medical institutions. The Pennsylvania Hospital complex is located at 8th and Spruce Streets, Thomas Jefferson University Hospital at 10th and Chestnut Streets, and Wills Eye Hospital at 9th and Walnut Streets. The hospitals, numerous medical professional and Federal office buildings influence the market, and help support the economic viability of the immediate area. In addition, the Federal Courthouse, located at 6th and Arch Streets is a major employer.

      The main campus of the University of Pennsylvania is located 16 blocks west of Rittenhouse Square within a few minutes driving time. Many persons associated with the university (faculty, staff and students) live in the Rittenhouse Square neighborhood.

      Southeastern Pennsylvania Transportation Authority (SEPTA) provides an abundance of public transportation for local residents, with easy access to all sections of the city and suburbs, including bus lines running along Walnut, Chestnut and Market Streets. In addition, the Lindenwold High Speed Line (stop at 8th and Market

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

Streets), the Market Street Subway (stop at 15th and Market Streets) and the SEPTA regional commuter rail line with a major interconnection at 16th and Market Streets (Suburban Station) all serve the subject area. The Broad Street Subway (north/south) has a subterranean stop at Broad and Walnut Streets. Within the past five years a new bus service was inaugurated to serve the Center City area. Known as the Phlash, it's route runs from the Headhouse Square to Penn's Landing through the Central Business District and westward along the Benjamin Franklin Parkway to Logan Circle and returning via the Rittenhouse Square neighborhood and returning to Headhouse Square.

      Major roadways in the area include the Vine Street Expressway, north of the subject, which connects with the Schuylkill Expressway (1-76) and the Delaware Expressway (1-95). Access to New Jersey is via a number of bridges, including the Walt Whitman, Benjamin Franklin and Betsy Ross. The Philadelphia International Airport is twenty minutes by automobile during "off peak" traffic hours.

      Offsetting the positive aspects of the subject's convenient location is the negative tax climate prevalent in the City of Philadelphia due to the high business taxes and the City Wage Tax. This has forced many businesses and residents to leave the city. When these factors are coupled with the federal income tax law of 1988, which reduced the tax shelter benefits of investment real estate, the diminished market activity in the sale of Center City properties becomes evident. This was followed by the Savings and Loan crisis which saw the failing of many lending institutions, the foreclosures of many real estate loans due to earlier over-leveraging of the properties and multiple property and package loan sales through the Resolution Trust Corporation (RTC) and the Federal Deposit Insurance Corporation (FDIC). If the seller was not an institution or a property owner about to lose the property, there was little demand for the property in the open market since the sales through the government agencies were, or perceived to represent, forced or liquidation sales.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      At the same time, the trouble in the lending communities made new financing extremely difficult to secure, if not impossible. Therefore, few "typical" sales occurred and the independent seller's price expectations were not adjusted downward to reflect the realities of the market environment. Over the last 24 months we have seen a renewed, although cautious market environment. Investors are actively searching for property and lenders having money available for financing, although speculative financing is still almost non-existent. The marketplace is not as nearly aggressive as in past years and values, which declined, are beginning to again increase in selected areas. The demand for the first class product is very strong with the lesser product in demand but not rebounding nearly as quickly. Sales are still somewhat limited but we have seen in many of the marketplaces and with certain product types the return of investor confidence and available financing.

OFFICE MARKET OVERVIEW

      The Center City section of Philadelphia has witnessed significant revitalization and growth until the late 1980s when the most recent recession began. The current national economic conditions coupled with population and business migration from the city's core to outlining suburbs has adversely affected residential and commercial properties within Center City Philadelphia in recent years. The downturn in the economy resulted in no new construction being initiated for the office marketplace. The Philadelphia Central Business District (CBD) is divided into two segments: East of Broad Street and West of Broad Street. City Hall, located at the intersection of Broad and Market Streets, is the hub of the four quadrants as follows:

      NE Quadrant       East of Broad Street      North of Market Street
      SE Quadrant       East of Broad Street      South of Market Street
      NW Quadrant       West of Broad Street      North of Market Street
      SW Quadrant       West of Broad Street      South of Market Street

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      With the advent of Penn Center (NW Quadrant) in the late 1950s, the focus of the office market began to shift from the SW Quadrant (South Broad Street to 18th Street). During the 1980s Penn Center witnessed a 9.0 +/- million square foot increase in available Class A office space due to the new construction/renovation of office towers including:

         Blue Cross                 1901 Market Street             850,000 SF
         Commerce Square            2005 Market Street             925,000 SF
         Mellon Bank                1735 Market Street           1,200,000 SF
         One Liberty Place          1650 Market Street           1,200,000 SF
         Two Liberty Place           50 S. 16th Street             650,000 SF
         11 Penn Center             1835 Market Street           1,850,000 SF
         Centre Square              1500 Market Street             670,000 SF
         10 Penn Center             1801 Market Street             540,000 SF
         3 Penn Center              1515 Market Street             ----------
         TOTAL                                                   9,085,000 SF

      Lured by rental discounts and incentives, tenants located in the SW Quadrant Class B buildings began to move to the NW Quadrant's older Class A buildings, leaving in their wake more than 3.5 +/- million square feet of Class B space within the entire CBD for which there is now little demand. This also occurred at many of the Class B buildings located along Chestnut and Walnut Streets, west of Broad Street. In some cases these buildings shut down the upper floor office space, sustaining the building with the street level retail only.

      The Cushman & Wakefield Office Market Report - Mid Year 1997 summarized the office market as follows:

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

================================================================================
Area                                  Class A          Class B          Class C
================================================================================
East of Broad Street
         Inventory                  5,407,983        5,977,321          263,000
         Available                    402,673        1,737,138          117,700
         Vacancy                          7.7             29.1             44.8
         Rental/SF                      19.02            15.77             9.86
--------------------------------------------------------------------------------
West of Broad Street
         Inventory                 21,252,967        6,536,189          203,668
         Available                  2,369,574        1,152,431           28,227
         Vacancy                        11.2%             17.6             13.9%
         Rental/SF                      19.39            14.55            12.33
--------------------------------------------------------------------------------
Total - East and West
         Inventory                 26,660,860       12,513,510          466,668
         Available                  2,559,624        2,839,668          145,927
         Vacancy                         9.6%            23.1%            31.3%
         Rental/SF                      19.33            15.28            10.34
================================================================================

      The momentum that was generated in the first half of 1996 accelerated during the second half of the year. Center City saw a positive absorption of 887,282 square feet in 1996, the highest since 1990. The West of Broad Street sub-market is experiencing the type of growth recently found in the Philadelphia suburbs. Comprised of mostly Philadelphia's newer Class A product, the overall vacancy rate for West of Broad Street is 14.0%

      The subject is unique in the Class B marketplace primarily due to its Rittenhouse Square location, small "floor plates" and the fact that Barnes & Noble will be occupying the first three floors. In addition, the subject is presently 100% leased. According to its new leasing agent, the nearby older 25 story, 350,000 +/- square foot Class A, 1845 Walnut Street office building has increased its occupancy from approximately 60% to 83% over the past year and expects to be over 90% by the end of the year. This property has undergone lobby and elevator renovations over the past year and includes an adjoining parking garage. Some of the older Class B buildings along Walnut Street including 1528, 1616 and 1628 Walnut Street have

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

undergone recent renovations and are beginning to make a comeback as the concentration of upscale retail merchants along Walnut Street has had the affect of attracting certain office tenants. Market Street, west of Broad Street, location is still the prime office location in the CBD followed by JFK Boulevard and Arch Street. Chestnut Street has limited office demand while Walnut Street is best known for its retail orientation. As stated previously, the Rittenhouse Square location and view has historically been a very strong attraction with 1845 Walnut Street starting to attract some law firms to the building.

      In most cases, attractive and well maintained Class B office buildings within the Rittenhouse Square sub-market have performed better than most and should continue to do so.

RETAIL MARKET OVERVIEW

      Serving the retail and commercial establishments within the Central Business District is the Center City District, a quasi-governmental unit inaugurated in 1991. The district boundaries are approximately Race Street (north), Spruce Street (south) 6th Street (east) and 21st Street (west). Commercial properties are assessed in order to pay for special services including street cleaning, police foot patrol and marketing/ promotion programs. The Center City District also works closely with merchants in the area in order to improve the climate for retail trade. The District performs market studies of the service area including a semi-annual survey of retail space occupancy rates. The most recently published report was in December 1996. The study is summarized as follows:

      ===================================================================
                              As of 8/91        As of 12/96      % Change
      -------------------------------------------------------------------
      No. Retail Premises          2,274              2,434          7.6%
      Vacant                         382                312        -18.3%
      Occupied                     1,892              2,122           12%
      Occupancy Rate               83.2%              87.2%
      ===================================================================

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      In addition to the foregoing information, we have had discussions with real estate brokers active in the area. Our discussion focused on the Walnut Street corridor from Broad Street westward to 20th Street. Historically, Market and Chestnut Streets were the prime retail arteries. Office development replaced much of the Market Street retail except for the Market Street East/Gallery project between 9th and 11th Streets which includes a three level mall and department stores, and the more recently completed Liberty Place, between 16th and 17th Streets, which includes a two level mall area, two office towers and a Ritz-Carlton Hotel.

      Chestnut Street was long considered the prime retail block, followed by Walnut Street. Approximately 15 years ago an attempt was made by the city to convert the cartway into a pedestrian mall or transitway, limiting public vehicular access and constructing larger and attractive sidewalks with new lighting and bus stops. The idea experienced limited success with major retailers shunning Chestnut Street to a degree. The city is currently considering removing the transitway and attempting to develop a new concept that might attract a better level of retailer to Chestnut Street. Also noted is the fact that most new office development took place west of Broad Street with many of the older Class B/C office buildings suffering significant vacancies or, in some cases, vacating and closing the office space. Therefore, the client base for many of the stores located east of Broad Street dwindled, forcing many to go out of business or relocate. What remained in many blocks were smaller operations with many having unsightly exterior store displays. At this point Walnut Street, west of Broad Street, became the primary location for the major retailer of national renown and many new restaurants.

      Along the Walnut Street corridor, west of Broad Street, "high end" national merchants have set up retail outlets. These include Polo Ralph Lauren, Tiffany's, HMV Records, Starbucks, The Bombay Company, Nautica, The Gap, Burberry, Banana Republic, Gap Kids, Jones of New York, Ann Taylor, Borders Book Shop, The Talbots and Rodier of Paris. Bank branches noted along this section of Walnut Street include

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

Regent National Bank, 1st Executive Bank, PNC Bank, Brown Brothers Harriman, Jefferson Bank, Mellon Bank, First Union Bank and CoreStates Bank.

      Also of note is Temple University's Center City Campus located in the 1600 block of Walnut Street, Bally's recently opened Fitness Center at 15th and Walnut Streets and a number of older Class B/C hi-rise office buildings some of which have been shut down except for the ground floor retail space.

      This section of Walnut Street offers some of the finest restaurants in Philadelphia including the nationally acclaimed Le Bec Fin and the recently opened Striped Bass Restaurant and Porto Fino. A new "moderately priced" restaurant has opened in 1609 Walnut Street which is operated by Georges Perrier the owner of Le Bec Fin. The presence of these restaurants has contributed to the ambiance of the Walnut Street corridor especially during the evening hours. The restaurants have attracted customers to the area thus benefitting adjacent and nearby retail stores.

      We performed exterior inspections of the retail stores along the Walnut Street corridor west of Broad Street and found only one vacant space, The Nature Company at 17th and Walnut Streets. This retailer is typically located within a suburban mall and reportedly did not do well at this Center City location. The lease has three years remaining and reportedly, the tenant is continuing to pay the rent. This space will most likely be sub-leased in the near future.

      18th Street is a secondary commercial strip from Chestnut Street to Locust Street. Stores include Urban Outfitters, Houlihans Restaurant, Alaska Ice Cream, Hats in the Belfry, and a variety of small retail stores. We note that 18th Street is experiencing an upgrading of retail space and within the past 3-5 years has become a prime retail location. As existing leases terminate they are either renegotiated to a higher rent or a new tenant is obtained and some of the properties which were under common ownership for many years have changed hands. Typically new tenants make

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

significant investment in fitout of a new store or restaurant. In short, 18th Street is now benefitting from the upgrading of the Walnut Street corridor west of Broad Street that has occurred during the past 5 +/- years. Higher end retail has literally "turned the corner" at 18th and Walnut Streets although the new Barnes & Noble bookstore going in at 1805-09 Walnut Street will serve to extend the Walnut Street corridor an additional block to the west.

      Although the City of Philadelphia has experienced a downturn in employment and downsizing of large companies, the Rittenhouse Square area has been relatively stable. Residential apartments are scarce and a premium is paid for units that offer an "up-scale" ambiance. The retail real estate market continues to be strong along Walnut Street as evidenced by the recent introduction of national "high end" retailers and fine restaurants.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

THE SUBJECT PROPERTY

SITE

      Based on the legal descriptions, the subject consists of an "L" shaped interior parcel with 69'3" of frontage along the north side of Walnut Street and 25'3" along the south side of Sansom Street. Maximum depth is 235'. Total land area is 12,314 +/- square feet. The westerly portion of the property abuts a 4' wide alley to the north which connects with a 3'7 1/2" wide alley to the west which travels along the rear of 126-132 S. 18th Street (common ownership with the Alison Building) and terminates at Sansom Street to the north.

      The site is level and at street grade and there appear to be no drainage problems.

      The site is served by all public utilities including electric, telephone, natural gas and municipal water and sewer.

      Walnut Street is a westbound one way asphalt paved street with concrete curbs and sidewalks. The street contains two vehicle operating lanes and one metered parking lane. Parking is prohibited during the afternoon "rush hours" 4:00 PM to 6:30 PM.

      Normal utility easements are assumed and as noted previously, the legal descriptions reference a 4' wide alley along a portion of the subject's northern boundary line which connects to a 3'7 1/2" wide alley which parallels 18th Street and runs behind 126-132 S. 18th Street to Sansom Street. Due to the common ownership of these properties the alleys are not clearly identifiable, appearing to be part of the rear paved parking/loading area at the rear of the Alison Building. No other easements, encroachments or restrictions, either recorded or unrecorded, or other legal constraints that could adversely affect the subject and/or value was uncovered or revealed by the owner of client.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

IMPROVEMENTS

      The subject property consists of an eight story and basement property that was for years the corporate headquarters of a large insurance company. More recently it consisted of office space on some of the upper floors with street level retail including a branch bank and coffee shop. As of the date of our inspection, the branch bank had vacated due to a merger, the coffee shop had vacated as part of a lease buy-out and Floors 5, 6, 7 and 8 were occupied as the corporate offices of Urban Outfitters which also have a multi-level retail outlet in the adjoining building.

FOUNDATION                          Reinforced poured concrete.

FRAMING Masonry common and bearing walls with concrete framing throughout. Interior column spacing is typically 12' x 15'.

FLOORING Reinforced concrete throughout with a reported load capacity of 100 lbs per square foot.

EXTERIOR WALLS                      Brick common, rear and side walls with
                                    limestone walls along the first floor's
                                    front elevation and limestone neo-classical
                                    20th Century ornamental treatments,
                                    including columns and cornices, accenting the second and third floor front elevation.
                                    Four elevated flag poles project from above the second floor front elevation.

FENESTRATION                        Double hung single pane wood sash window
                                    along the front and side elevations, many with interior wood or aluminum storm sash installed. The second floor front consists of steel French doors with exterior

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

FENESTRATION
(Continued)                         wrought iron railing providing a multiple
                                    balcony affect. Bulk, brass framed, display windows and cases serving the three former storefronts along Walnut Street with each storefront having a recessed entrance. The main entrance doors serving the office lobby and vestibule consist of a double set of double brass framed glass doors.

                                    Rear windows are steel framed, single pane, part projecting sash, many with wire glass. The eighth floor has anodized aluminum framed double pane sash along three sides including sliding doors providing access to the roof.

ROOF Slightly pitched with built-up composition cover. Reportedly, five years old.

INTERIOR FINISH                     The first, second and third floors are
                                    presently being renovated and converted to a Barnes & Noble Bookstore. Interior finish has not been provided to the appraiser. The fourth floor contains two tenant areas with pine floors, wood panel walls and ceiling and wallpaper over drywall in the Eberlein
                                    Design space. The space occupied by the
                                    realtor was recently finished with
                                    wall-to-wall carpeting, painted sheetrock walls, with wooden chair rail and baseboard and painted sheetrock ceilings. Doors were solid wood panel or glass panel units.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

INTERIOR FINISH
(Continued)                         Ceilings in the Urban Outfitters space
                                    consist of the exposed underside of the
                                    concrete framing with some exposed brick on the eighth floor. Office demising walls in the Urban Outfitters space typically consists of the floor-to-ceiling wood studding with only one side covered with drywall or plywood. Also noted in their space were some interior doors which consisted of heavy steel industrial style swing or sliding doors. The fifth floor, which they recently added to their leased space appeared to be utilized for storage only at this time, consists of more typically finished office space with carpeted floors, suspended acoustical tile ceiling (many sections missing) and wood and glass framed perimeter offices. It is assumed that this space will eventually be "stripped down" in a similar fashion to their other floors.

                                    The lobby is finished with marble floors and walls with a decorative plaster ceiling and decorative ceiling hung bulb lighting. Oak panelled wall opposite the elevators.

                                    Unless otherwise noted, floor cover consists of exposed concrete or wall-to-wall carpet with portions of the fourth floor having random oak flooring.

                                    The basement is on two levels and consists of a number of rooms which house much of the mechanical equipment. The area is generally

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

INTERIOR FINISH
(Continued)                         unfinished with concrete flooring, exposed
                                    concrete ceiling with ceiling hung
                                    fluorescent lights and either painted
                                    drywall or painted concrete block demising walls.

HVAC Supplied by Trigen-Philadelphia Energy Corporation's city steam loop system with distribution via perimeter radiators. Central air conditioning for Floors 4 through 7 via a newly installed rooftop Carrier 110-ton self-contained chiller unit with distribution through concealed or exposed sheet metal ductwork. An older York 8-ton unit handles Floor 8. Another older unit located in the basement does the lobby and former three storefronts.

                                    We understand that Barnes & Noble will be piggybacking a new 85-100 ton chiller unit to the subject's new system which will serve their leased space instead of attempting to install a totally separate split system. In addition, Barnes & Noble will be utilizing the subject's existing steam heat system.

ELECTRICITY                         Primary service is 2,400 volt with
                                    distribution as needed. Each tenant space is or will be individually sub-metered. An Onan diesel emergency generator installed in the basement.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

SPRINKLER                           At present, the basement, 70% +/- of the
                                    first floor and Floors 6, 7 and 8 are
                                    sprinklered via a wet system. Barnes & Noble will be installing sprinklers on Floors 4 and 5 shortly. Under City Code the entire building must be sprinklered by September 1, 1998.

FIRE AND SECURITY                   Fire and smoke alarms throughout with pull
                                    alarms, fire extinguishers, hoses and
                                    standpipes at each stairway on each floor.
                                    Two fire towers, one at the front leading into the first floor elevator lobby and one rear tower leading to the rear loading area and continuing to the basement. Annunciation panel at the front desk, monitored by a third party service. Television monitors serve the front and back of the building with basement to be added. Card access system serves the front door serving the office lobby.

PLUMBING Cast iron waste lines and copper supply lines. There are two lavatories on each floor including the basement, although as part of Barnes & Noble "soft" demolition, they have removed the lavatories on Floors 2 and 3. The basement contains two 2-piece lavatories. The first floor, at the rear of the lobby and within the Barnes & Noble space, are presently two 3-piece lavatories each with two toilets and a sink.

                                    On Floors 7 and 8 there are two 2-piece
                                    lavatories on each floor. On Floors 5 and 6 the men's room contains two toilets, two sinks and one urinal with the ladies' room containing two toilets and two sinks.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

PLUMBING
(Continued)                         The lavatories on the fifth floor are marked
                                    "out of order". The fourth floor contains two mens lavatories, one similar to the fifth floor and one with two toilets and one sink. The latter is at an interior location appearing to originally have served an executive area. The ladies' lavatory on this level contains three toilets and two sinks.

                                    Finish in the lavatories typically consists of ceramic tile flooring, ceramic tile or marble wainscoting or full walls and painted drywall ceilings with fluorescent lighting.

                                    It was assumed that Barnes & Noble will have men's and ladies' lavatories at the rear of the second floor.

ELEVATORS/ESCALATORS                Two Otis 2,500 lb. capacity geared passenger
                                    elevators serving all floors including
                                    basement. One old Otis 2,500 lb. capacity 3' x 5' hydraulic sidewalk type lift located in the basement and serving only the basement and rear ground level.

                                    It has been reported that Barnes & Noble will be installing escalators and a new elevator to serve their space on Floors 1 through 3.

LOADING Loading consists of the rear elevator lift which serves the rear ground level and basement only. The former storefronts each had a rear access door for loading. The basement opens onto a rear below

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

LOADING
(Continued)                         grade courtyard which is accessed from the
                                    rear parking lot by steel stairs.

SITE IMPROVEMENTS                   The rear of the property consists of a paved
                                    parking and loading area served by an
                                    automatic steel overhead door fronting along
                                    Sansom Street.

ESTIMATED BUILDING CALCULATIONS     Gross Building Area     64,000 +/- SF
                                    Rentable Building Area  58,192 +/- (includes
                                                          some basement storage)

AGE AND CONDITION

      The subject property reportedly was constructed in two phases, 1923 and 1952. The overall condition of the subject space is rated average with Urban Outfitters, which presently is occupying part of the fourth floor and all of the 5th, 6th, 7th and 8th floors having removed the suspended ceilings and some of the other finishes in order to create an open "loft style" appearance with painted exposed structural ceilings and columns with exposed ductwork. Floors 2 and 3 have been vacant for some time and as of our date of inspection were undergoing "soft" demolition by Barnes & Noble in preparation for their renovations which will also include a larger portion of the first floor and a small space (3,000 +/- SF) in the basement. We understand that Barnes & Noble is responsible for the majority their leasehold improvements including new HVAC, electrical service, sprinklers and lavatories in addition to the installation of escalators and an elevator. When complete, this will represent basically brand new space.

      The fourth floor presently contains two non-related tenants and has been recently renovated to the specifications of the individual users.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      After considering the condition of the subject property as a single economic unit, it is our conclusion that the effective age of the subject, as a whole, after the planned renovations, is 20 years. Based on our understanding of the life cycle trends of urban retail buildings, the economic life of the subject building improvements are estimated to be fifty years (defined as the point when a complete renovation will be required, as contrasted with interim updating every 10 to 15 years), compared to an estimated physical life of over 90 +/- years. Considering the estimated total life of the subject, and its estimated effective age, the remaining economic life is estimated to be approximately 30 years.

      The foregoing estimates are predicated on continued maintenance expenditures according to the level indicated by current standards and the expenditures of an appropriate structural reserve for capital items. It should be noted that the remaining economic life can be extended for a substantial period, depending upon the quantity and quality of subsequent capital expenditures and changes in market supply and demand patterns.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

OWNERSHIP

      As of the date of inspection the property was reportedly owned by Alison/ Rittenhouse Associates who purchased the subject property together with 126, 128, 130 and 132 S. 18th Street from Provident Mutual Life Insurance Company for a reported total purchase price of $5,150,000. Settlement occurred on December 22, 1995. Ownership indicated that the allocated purchase price for the subject was $4,150,000. Provident took back a purchase money mortgage on the subject in the amount of $3,900,000 at 8% for a period of five years with a balloon payment due January 1, 2001. Repayment consisted of a principal payment of $165,000 due March 31, 1996; monthly installments of interest only beginning February 1, 1996 until January 1, 1998; then monthly installments of principal and interest of $31,241.04 beginning February 1, 1998 until January 1, 2001. The transaction was recorded in Deed Book VCS 1041, Page 493.

      Previously, by deed dated December 21, 1992 and recorded in Deed Book VCS 215, Page 57, the two properties, along with 1801 Walnut Street, were sold by Covenant Life Insurance Company (succeeded by Provident Mutual Life Insurance Company) to Quarry Office Park Associates (Trammell Crow NE, Inc.) who reportedly were proposing a major mixed-use project. The total recorded consideration was $10,250,000 which included a $9,000,000 purchase money mortgage. No property allocation of the acquisition price was provided. The properties were subsequently taken back by Provident Mutual Life Insurance Company be deed dated July 20, 1995 and recorded in Deed Book VCS 930, Page 205.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

OCCUPANCY AND LEASE INFORMATION

      The first, second and third floors are currently undergoing complete renovation to be occupied by Barnes & Noble Bookstore and coffee shop. Total leased area including a portion of the basement to be used for storage was 24,420 +/- square feet. Lease commencement date was March 15, 1997 with the term of the lease running for 20 years with two five year option periods. The tenant is responsible for its pro rata share of real estate taxes, insurance premiums, common area maintenance plus use and occupancy tax and utilities. CAM expense has been capped at $20,000 in the first year of the lease with 3% annual increases thereafter. A tenant construction allowance of $1,000,000 will be paid by the lessor to lessee within 30 days after tenants work is substantially completed. Additionally, the rental amount has been reduced by $100,000 in the first lease year only.

      2,100 +/- square feet of the fourth floor has been leased to Eberlein Design Consultants for a five year term beginning March 21, 1997. The lessee is responsible for its pro rata share of electric for the fourth floor. An additional 1,232 +/- square feet of this floor is leased to a real estate company for 4 1/2 years commencing in June 1997. The lessee is responsible for its pro rata share of electric. No lease has been provided.

      The remaining portion of the fourth floor, 4,126 +/- square feet, has been leased to Urban Outfitters for a 4 1/2 years term commencing June 1996. The lessee is responsible for its pro rata share of electric only. Upon expiration of the realty company and design company leases it has been reported that Urban Outfitters will occupy these spaces at a predetermined rental rate of $15.00 per square foot. Additionally, Floors 5, 6, 7 and 8, which total 26,614 +/- square feet, are currently leased to Urban Outfitters, Inc. as their corporate headquarters for a 15 year term which originally began January 7, 1994. The fifth floor was added as a result of an amendment to the lease dated June 1, 1996. The lease term has been extended to

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

May 31, 2011 which will co-terminate with the fourth floor lease. The lessee is responsible for its pro rata share of electric, plus use and occupancy tax and pro rata share of operating expenses over $10.00 per square foot of rentable area. We are assuming that all rental or lease information provided verbally by the current owners is true and accurate. The appraiser emphatically makes no representation or warranties as to the accuracy of any information presented verbally. If it is subsequently discovered that any of the information is materially different than reported, the appraiser reserves the right to re-analyze the data and adjust the value if necessary.

      Presented on the following page is a presentation Rent Roll Tenant Summary as of the date of valuation, generated by the Argus Software Program which outlines the existing lease terms on a tenant by tenant basis.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

Software          :ARGUS Ver. 7.0.01                             Date : 6/2/97
File              :ALISON                                        Time : 11:43 AM
Property Type     :Office & Retail                               Ref# : ASM
Portfolio         :                                              Page : 1

                                 Alison building
                              1805-09 Walnut Street
                             Philadelphia, Pa/ 19103
              PRESENTATION RENT ROLL & CURRENT TERM TENANT SUMMARY
                      As of May-1997 for 58,192 Square Feet

       DESCRIPTION         AREA          BASE RENT        RENT ADJUSTMENTS & CATEGORIES            ABATEMENTS      REIMBURSEMENT

       Tenant Name            Floor      Rate & Amount                          CPI & Current    Months     Pcnt   Description of
   Type & Suite Number        SqFt         per Year       Changes     Changes   Porters' Wage        to       to   Operating Expense
   Lease Dates & Term      Bldg Share      per Month           on          to   Miscellaneous     Abate    Abate   Reimbursements
------------------------------------------------------------------------------------------------------------------------------------
Barnes & Noble                               $18.94       Mar-1998    $23.03         -              -         -    See method:
Retail, Suite: 1,2,3        24,420         $462,500       Mar-2002    $25.34                                       barnes
Mar-1997 to Feb-2017        41.96%            $1.58       Mar-2007    $27.87                                       reimbursement.
240 Months                                  $38,542       Mar-2012    $30.66

Urban Outfitters                             $14.06       Jun-2001    $15.75         -              -         -    See method:
Office, Suite: 5,6,7,       26,314         $370,000       Jun-2006    $17.64                                       urban
Jun-1996 to May-2011        45.22%            $1.17                                                                reimbursement.
180 Months                                  $30,833

Urban Outfitters                             $13.79           -          -           -              -         -    See method:
Office, Suite: 4             4,126          $56,900                                                                urban
Jun-1996 to Dec-2001         7.09%            $1.15                                                                reimbursement.
67 Months                                    $4,742

Eberlein Design                             $14,000           -          -           -              -         -    See method:
Office, Suite: 4             2,100          $29,400                                                                office
Mar-1997 to Feb-2002         3.61%            $1.17                                                                reimbursement.
60 Months                                    $2,450

Realty co                                    $13.80       Jun-1998    $14.21         -              -         -    See method:
Office, Suite: 4             1,232          $17,000       Jun-2000    $14.64                                       office
Jun-1997 to Dec-2001         2.12%            $1.15                                                                reimbursement.
55 Months                                    $1,417

Urban Outfitters                             $15.00       Feb-2008    $16.00         -              -         -    See method:
Office, Suite: 4             2,100          $31,500                                                                urban
Feb-2002 to May 2011         3.61%            $1.25                                                                reimbursement.
112 Months                                   $2,625

Urban Outfitters                             $15.00       Feb-2008    $16.00         -              -         -    See method:
Office, Suite: 4             1,232          $18,480                                                                urban
Dec-2001 to May-2011         2.12%            $1.25                                                                reimbursement.
114 Months                                   $1,540

Urban Outfitters                             $15.00       Feb-2008    $16.00         -              -         -    See method:
Office, Suite: 4             4,126          $61,890                                                                urban
Dec-2001 to May-2011         7.09%            $1.25                                                                reimbursement.
114 Months                                   $5,158



       DESCRIPTION         A LEASING  COSTS                 RETAIL               UPON EXPIRATION

       Tenant Name            Imprvmnts     Commssns         Sales              Assumption about
   Type & Suite Number          Rate          Rate        Breakpoint            subsequent terms
   Lease Dates & Term      B   Amount        Amount        Overage %             for this tenant
--------------------------------------------------------------------------------------------------
Barnes & Noble                   -             -              -                             Renew
Retail, Suite: 1,2,3                                                                          See
Mar-1997 to Feb-2017                                                                   assumption
240 Months                                                                                 barnes

Urban Outfitters                 -             -              -                            Market
Office, Suite: 5,6,7,                                                                         See
Jun-1996 to May-2011                                                                   assumption
180 Months                                                                                  urban

Urban Outfitters                 -             -              -                          ReAbsorb
Office, Suite: 4                                                                              See
Jun-1996 to Dec-2001                                                                   assumption
67 Months                                                                                     Ic1

Eberlein Design                  -             -              -                          ReAbsorb
Office, Suite: 4                                                                              See
Mar-1997 to Feb-2002                                                                   assumption
60 Months                                                                                  office

Realty co                        -             -              -                          ReAbsorb
Office, Suite: 4                                                                              See
Jun-1997 to Dec-2001                                                                   assumption
55 Months                                                                                  office

Urban Outfitters                 -             -              -                            Market
Office, Suite: 4                                                                              See
Feb-2002 to May 2011                                                                   assumption
112 Months                                                                                  urban

Urban Outfitters                 -             -              -                            Market
Office, Suite: 4                                                                              See
Dec-2001 to May-2011                                                                   assumption
114 Months                                                                                  urban

Urban Outfitters                 -             -              -                            Market
Office, Suite: 4                                                                              See
Dec-2001 to May-2011                                                                   assumption
114 Months                                                                                  urban


                               [GRAPHIC OMITTED]

                                 FLOOD PLAIN MAP

ASSESSMENT AND TAXES

      According to the Philadelphia Real Estate Directory, the property was assessed as follows:

         Land                       $ 831,760
         Improvements               $ 480,240
                                    ---------

         Total                     $1,312,000

      The 1997 tax rate for the City of Philadelphia is $82.64 per $1,000 of assessed value. Apply the current tax rate to the subject's current assessment produces an annual tax liability of $108,423.68.

FLOOD PLAIN INFORMATION

      I have examined published Flood and Insurance Maps supplied by the Federal Emergency Management Administration of the Department of Housing and Urban Development. After reviewing Map No. 420757-0183F dated August 2, 1996, it appeared that the subject property is not situated within the limits of the 100 year flood plain.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                               [GRAPHIC OMITTED]

                                   ZONING MAP

ZONING

      The current zoning is C-5 Commercial. This is a General Business District permitting retail sales, offices and personal and business services in enclosed buildings. The requirements of this district allow an intensity of use of maximum floor area ratio of 1200% of total lot area, 100% lot coverage and no front, rear or side yard requirement. The subject property is also subject to special controls for the Center City commercial as set forth by the Philadelphia Zoning Code Section 14-1607. These controls, excerpted from the code may be found in the Addendum.

      As improved, the subject appears to be in compliance with the requirements of the C-5 Zoning District.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

HIGHEST AND BEST USE

      In the most recent edition of The Appraisal of Real Estate, the Appraisal Institute defines highest and best use as:

      "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

      To estimate highest and best use, four elements are considered:

      1. Legally Permissible - What uses of the site are permitted under current zoning or deed restrictions?

      2. Physically Possible - What legally permissible uses are physically possible given the size and shape of the subject site and the utilities available?

      3. Financially Feasible - Of the legally permissible and physically possible uses of the site, which uses will produce a positive return to the investor?

      4. Maximally Productive - Of the financially feasible uses of the site, which use will produce the highest net return or the highest present value to the investor?

      The following tests must be met in estimating highest and best use. The use must be legal and probable, not speculative or conjectural. A demand for the use must exist and it must yield the highest net return to the land for the longest period. These tests are applied to the property as if it was vacant and available for development at the time of the appraisal, and as it is presently improved.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

HIGHEST & BEST USE ASSUMING THE SITE WAS VACANT AND AVAILABLE

Legally Permissible

      As mentioned in the Zoning section, the subject is situated within the boundaries of the C-5 Commercial Zoning District, which allows development of a site for commercial purposes. No known private restrictions affect property title.

Physically Possible

      The subject site contains 12,314 +/- square feet with 69.25' of frontage along Walnut Street and 25.25' of frontage along Sansom Street. The topography of the site is generally level and at grade with abutting streets and all municipal utilities including sewer, water, gas, and electric services are available. Therefore given the subject's physical characteristics (size, shape, road frontage and topography) and availability of municipal utilities, commercial development of the site appears to be physically possible.

Financially Feasible

      After determining which uses of the subject are both legally permissible and physically possible, further analysis must be made to determine whether these uses are financially feasible. If the revenue generated from the legally permissible and physically possible uses, is sufficient to satisfy the required rate of return on the investment, the use is considered to be a financially feasible use.

      As mentioned in the Market Analysis section, the market appears to have stabilized over the past 48-60 months. According to several Center City real estate brokers, sales and leasing of commercial real estate in the Central Business District currently appear to be brisk. Therefore, it is our opinion that commercial development would be financially feasible at this time.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

Maximally Productive

      Of the uses of the subject property which meet the first three criteria, namely legally permissible, physically possible and financially feasible, it is that use, which indicates the highest rate of return or highest net present value which is considered to be the Highest and Best Use of the site. Regarding the alternative development options for the subject site, it is our opinion, based on market evidence, that the most productive use of the site, or its highest and best use assuming it was vacant and available for development as of the date of the appraisal would be for construction of either single story or multi-level commercial/retail building, consistent with that permitted under current zoning. Such use was considered to represent that use which will reflect the highest net present value as of the date of this appraisal.

                        HIGHEST AND BEST USE AS IMPROVED

Legally Permissible

      As mentioned previously, the subject is situated within the boundaries of the C-5 Commercial Zoning District, which allows development with commercial type uses. No known private restrictions affect property title.

Physically Possible

      The subject site contains 12,314 square feet with ample frontage along Walnut Street. The topography of the site is generally level and at grade with adjacent streets and all municipal utilities including sewer, water, gas and electric services are available. Given the subject's physical characteristics (size, shape, road frontage, and topography) and availability of municipal utilities, development of an eight story commercial/retail building is physically possible.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

Financially Feasible

      After determining which uses of the subject are both legally permissible and physically possible, further analysis must be made to determine whether these uses are financially feasible. If the revenue generated from the legally permissible and physically possible uses, is sufficient to satisfy the required rate of return on the investment, the use is considered to be a financially feasible use.

      Since 1991, the market has become increasingly stable. At the present time it appears as though the commercial retail sector is making a comeback charting sales and leases of commercial facilities in the Central Business District. Therefore, given the subject's location along heavily travelled and commercially built-up Walnut Street, it is our opinion that the subject could realize a relatively high level occupancy in the future, and thus indicate a positive return on investment.

Maximally Productive

      Given that the existing improvements meet the first three criteria; namely legally permissible, physically possible and financially feasible, a rehabilitated multi-occupant commercial/retail building was considered to represent the Highest and Best Use of the property as improved, on the date of this appraisal.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

VALUATION ANALYSIS

      There are three broad approaches available to the appraiser in the valuation of improved real property that are advocated by the profession:

      1. The Sales Comparison Approach: that which is predicated on comparable sales data which tend to reflect what willing and knowledgeable, but uncoerced, sellers and buyers would agree upon as the price at which a property should exchange.

      2. The Income Capitalization Approach: where the foundation of value is based on the income from property and which derives a present worth estimate from a capitalization of such income.

      3. The Cost Approach: that which is predicated on the concept that the total value of improved property is equivalent to the market value of the land plus the cost of the improvements, less depreciation from physical, functional and/or economic deficiencies.

      Direct Market Comparison estimates market value through the analysis of considerations paid for substitute properties possessing the same apparent utility as the subject property. This approach attempts to derive a market valuation of a property as measured by the sales of comparable properties within the same general locality. Typically, sales of properties sharing similar characteristics in terms of utility, age and being similarly affected by external influences are analyzed and compared to the subject, leading to a conclusion at which price the subject may be expected to sell given its pertinent physical, functional and economic characteristics. In order for the Sales Comparison Approach to be effectively employed a quantity of directly comparable or reasonably competitive properties that have sold are required. The use of the subject as an office/retail facility is fairly typical for Center City especially

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

along Walnut Street, where a number of sales of similar buildings have occurred over the past several years. However, most of these properties were a fraction of the subject's floor area. As a result, our search of comparable properties was expanded to include sales of commercial buildings of similar size in suburban Philadelphia. Although geographically removed, the sales considered were felt to be influenced by similar economic conditions, thereby providing a reasonable basis of competitiveness with which to derive a value estimate for the subject.

      The Income Capitalization Approach views the property from an investment standpoint. Real estate of this type is often bought and sold on the basis of ability to produce a return on invested capital. This return is affected by several major elements including: ability to produce income, expense of operation, available mortgage financing and growth in the equity position resulting from amortization and changes in property value. In the application of the Income Capitalization Approach, these elements can be measured through actual decision-making produced by competitive investments, thus, making the approach a highly reliable and valid indicator of market value for the subject property. The Income Capitalization Approach will render an estimate of value based upon the present worth of the potential future benefits to the most probable investor. This approach was felt to provide the most reliable indication of market value for the subject property in as much as the property is 100% leased on a long term basis with a creditworthy national tenant occupying a large portion of the building.

      The Cost Approach renders an estimate of market value based upon the price of obtaining a site and constructing improvements which represent the highest and best use of the land. In the instant analysis, it was felt that the Cost Approach had several shortcomings. The contributory value of the improvements is somewhat subjective due to the need to estimate depreciation from all causes on this older commercial building, coupled with the fact that offers to purchase would not be based on reproduction cost, the Cost Approach was not deemed useful as a factual determinant of market value.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

INCOME CAPITALIZATION APPROACH

      In the Income Capitalization Approach, the property was valued using a Discounted Cash Flow Analysis, which considers the present worth of the property's estimated future income. Two principal tasks are required to use this approach; forecast the income and expenses of the property based on an analysis of the current leases and market trends; and obtain capitalization or discount rates from the market to convert the financial forecasts into a value estimate. A fifteen year income and expense forecast was made for the Discounted Cash Flow Analysis, given the structure of the long term leases currently in effect.

      Discounted Cash Flow Analysis is the process of estimating the present worth of the future cash flows over a forecast period and adding to that the present worth of the reversionary value of the property at the end of the forecasted holding period. We have forecasted a fifteen year holding period which reflects the extended lease terms of several of the tenants in the building. The estimated future cash flows include the annual throw-off to equity and potential gain on resale. The present worth of these cash flows is estimated using an equity yield rate obtained from the market.

      Potential gross income was projected by comparison with lease data among competitive retail and office space within the general market area of the subject. In this regard, large blocks of retail space are in short supply and, in developing an opinion of economic rent, it became necessary to consider transactions that might otherwise appear dated. The net income stream was estimated after allowance for vacancy and turnover and expenses normally borne by the lessor. Expenses were estimated based on a review of actual expenses provided by ownership, our experience in appraising similar type properties, as well as reference to expense reporting publications.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

===========================================================================================================================
                                                 SUMMARY OF COMPARABLE RETAIL LEASES
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      + Tenant
                                             Lease         Base              Free                     Expenses    Lease
Name/Location      Rentable/SF     Area      Data         Rent/SF            Rent    Escalations       ($/SF)     Term
---------------------------------------------------------------------------------------------------------------------------
Borders Bookstore    16,700     1st and 2nd  8/90     8/90 - $21.09        N/A       N/A            Pro rata    10 years
1725-27 Walnut                   Floor                8/93 - $25.30                                 share
 Street                                               8/95 - $27.72
Philadelphia, PA                                      8/98 - $31.08
---------------------------------------------------------------------------------------------------------------------------
Talbots              4,000      1st Floor    5/90     5/90 - $46.04        N/A       N/A            All         12 Years
1729 Walnut                                           5/94 - $51.15
 Street                                               5/97 - $56.27
Philadelphia, PA                                      5/00 - $61.38
---------------------------------------------------------------------------------------------------------------------------
HMV Records         25,000      1st and 2nd  3/96     Yr. 1-5 - $22.00     N/A       17% Increase   Net Lease   20 Years
1508-10 Walnut                   Floor                Yr. 6-10 - $25.30              each 5 yrs.                9 yrs. of
 Street                                               Yr. 11-15 - $29.10                                        options
Philadelphia, PA                                      Yr. 16-20 - $33.46
---------------------------------------------------------------------------------------------------------------------------
Loehmanns            5,078      1st Floor    1995     Yr. 1 - 5 - $26.57   N/A       N/A            All         15 Years
1708 Walnut                      Front                Yr. 6-10 -$31.35
 Street             12,920      2nd Floor             Yr. 11-15 - $36.99
Philadelphia, PA
---------------------------------------------------------------------------------------------------------------------------
1424 Chestnut       10,000      1st Floor    Pending  $25.00               5 months  Not Disclosed  All         10 years
 Street
Philadelphia, PA
---------------------------------------------------------------------------------------------------------------------------
Ann Taylor           2,400      1st Floor    11/93    $25.00- Yr. 1        N/A       $2.50/SF       All         14 years
1713 Walnut                                           $37.50 - Yrs. 2-3              per year       utilities
 Street                                                                                             plus real
Philadelphia, PA                                                                                    estate tax
                                                                                                    and
                                                                                                    Insurance
                                                                                                    premiums
---------------------------------------------------------------------------------------------------------------------------
Wawa, Inc.           2,900      1st Floor    11/93    $32.90 - Yrs. 1-5                             Tenant      30 Years
1600 Walnut                                           $36.68 - Yrs. 6-10                            pays
 Street                                               $41.62 - Yrs. 11-15                           utilities
Philadelphia, PA                                      $46.74 - Yrs. 16-30                           only.
---------------------------------------------------------------------------------------------------------------------------
CVS, Inc.           12,658      1st Floor    1994     $30.97 - Yrs. 1-5                             Lease       20 Years
1826-30 Chestnut                                      $34.07 - Yrs. 6-10                            written
 Street                                               $37.48 - Yrs. 11-20                           on a net
Philadelphia, PA                                                                                    basis.
===========================================================================================================================

===============================
                   Typical
                   Tenant
Name/Location      Allowances
-------------------------------
Borders Bookstore   None
1725-27 Walnut
 Street
Philadelphia, PA
-------------------------------
Talbots             None
1729 Walnut
 Street
Philadelphia, PA
-------------------------------
HMV Records         None
1508-10 Walnut
 Street
Philadelphia, PA
-------------------------------
Loehmanns           N/A
1708 Walnut
 Street
Philadelphia, PA
-------------------------------
1424 Chestnut       None
 Street
Philadelphia, PA
-------------------------------
Ann Taylor          N/A
1713 Walnut
 Street
Philadelphia, PA



-------------------------------
Wawa, Inc.          None
1600 Walnut
 Street
Philadelphia, PA
-------------------------------
CVS, Inc.           Tenant
1826-30 Chestnut    responsible
 Street             for all fit
Philadelphia, PA    out
===============================

==============================================================================================================================
                                            SUMMARY OF OFFICE LEASES
------------------------------------------------------------------------------------------------------------------------------
Lessee                                                                   Current
 No.    Location            Lessee               Area       Term          Rental        Remarks
------------------------------------------------------------------------------------------------------------------------------
 1      100 N. 20th Street  PA Horticultural   26,992 SF  123 months  Yrs. 1-3 $14.00   Tenant pays their own electricity,
        Philadelphia, PA    Society                       commencing  Yrs. 4-5 $14.45   as well as a pro rata share of CAM
                                                             4/96     Yrs. 6-7 $14.85   and taxes over base year amounts.
                                                                      Yrs. 8-10 $15.45  Free rent for the first 3 months
                                                                                        (outside the lease term). Tenant
                                                                                        received a $30.00 fitout allowance.
                                                                                        Tenant occupies 29.3% of the
                                                                                        building on three separate floors.
                                                                                        One 5 year renewal option. Net
                                                                                        effective rent is $11.41/SF.
------------------------------------------------------------------------------------------------------------------------------
 2      1911 Arch Street    Riverside Medical  51,565 SF  120 months  Yrs. 1-5 $6.27    Lease is triple net. Operating
        Philadelphia, PA                                  commencing  Yrs. 6-10 $7.49   expenses and real estate taxes
                                                             1/94                       estimated at $7.56 in the first year.
                                                                                        Tenant occupies entire premises.
                                                                                        Tenant reportedly received a
                                                                                        $25.00 per square foot fit out
                                                                                        allowance and has spent their own
                                                                                        additional funds on building
                                                                                        renovations.
------------------------------------------------------------------------------------------------------------------------------
 3      834 Chestnut        Thomas Jefferson   10,490 SF   10 years   $15.35/SF         Annual increases of $.40/SF.
         Street             University                    commencing                    Tenant pays electricity and CAM.
        Philadelphia, PA                                     6/96                       $20.00/SF TI allowance.
------------------------------------------------------------------------------------------------------------------------------
 4      229 S. 18th Street  Medical            20,000 SF   10 years   $13.75/SF         Rent steps $1.00/SF in years 4 and
        Philadelphia, PA    Broadcasting Co.                 4/96                       8. Tenant pays electricity and
                                                                                        CAM and taxes over base year.
                                                                                        $20.00/SF TI allowance.
------------------------------------------------------------------------------------------------------------------------------
 5      1302 Race Street    Hahnemann          14,500 SF    5 years   $10.00/SF         Sub tenant; gross lease. Landlord
        Philadelphia, PA    Medical College               commencing                    expenses equate to $1.68/SF.
                                                             4/95
------------------------------------------------------------------------------------------------------------------------------
 6      1424-26 Chestnut    Community Legal    25,800 SF   10 years   $13.00/SF         Semi-gross lease, tenant pays
         Street             Services                      commencing                    electric. $5.00/SF in expenses
        Philadelphia, PA                                    10/94                       paid by landlord.
------------------------------------------------------------------------------------------------------------------------------

==============================================================================================================================
                                            SUMMARY OF OFFICE LEASES
------------------------------------------------------------------------------------------------------------------------------
Lessee                                                                   Current
 No.    Location            Lessee               Area       Term          Rental        Remarks
------------------------------------------------------------------------------------------------------------------------------
 7      2300 Chestnut       Office lease        5,843 SF   5 years     $13.50/SF        Full service lease for five years,
         Street                                           commencing                    with tenant responsible for
        Philadelphia, PA                                    6/94                        increases in expenses over the
                                                                                        base year. Standard tenant fitout,
                                                                                        estimated at $12.00/SF, was
                                                                                        provided.
------------------------------------------------------------------------------------------------------------------------------
 8      1429 Walnut         Reiff Morrisey      4,776 SF   3 years     $12.56/SF        Tenants pays a pro rata share of
         Street                                           commencing                    real estate taxes and CAM over
        Philadelphia, PA                                    4/95                        base year amounts. Tenant
                                                                                        received an approximate $4.50/SF
                                                                                        fitout allowance.
------------------------------------------------------------------------------------------------------------------------------
 9      1429 Walnut         Robert Wise         3,344 SF   3 years     $13.25/SF        Tenant pays a pro rata share of
         Street             Management Co.                commencing                    real estate taxes and CAM over
        Philadelphia, PA                                    1/95                        base year amounts. This is a
                                                                                        lease extension for an existing
                                                                                        tenant, with a nominal $2.50/SF
                                                                                        fitout allowance (i.e., painting,
                                                                                        carpet cleaning, etc.)
==============================================================================================================================

CORRELATION OF MARKET DATA

      The preceding commercial rental data was utilized in estimating the current economic rental for the retail space as well as the upper floor offices. Based on the foregoing comparable rental data it was concluded that the contract rents at the subject property were essentially at market levels. Therefore, we have utilized the contract rents as reported in our Discounted Cash Flow model.

      The Barnes & Noble lease term is 20 years which extends past the projection period. Urban Outfitters lease term is for 15 years which is consistent with the forecasted holding period.

      Regarding Urban Outfitters, we have assumed a 50% probability that they would renew this contract at then market rates. We have forecasted a current market rent of $15.00 per square foot, increased annually by CPI. Upon expiration of the two smaller office tenants on the fourth floor it has been reported that Urban Outfitters would absorb their space at a predetermined rental rate of $15.00 per square foot under the same terms and conditions governing the existing lease for the 5th, 6th, 7th and 8th floors.

      The economic rentals, as well as expenses, were assumed to increase at a rate of 3% throughout the holding period. The 3% change was found to be reasonable when considering market rent change and expense rates reported by the Korpacz Investor Survey for the National CBD office market (1st Quarter 1997), which indicated an average of 3.25% and 3.69%, respectively. Additionally, the average change in the Consumer Price Index (CPI on U.S. City average), over the past 5 years has been 2.97%.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

POTENTIAL GROSS REVENUE

      Potential Gross Revenue at the subject property consists of the income from the existing contracts, plus the estimated economic rent forecasted for Urban Outfitters at lease expiration 15 years hence, adjusted for absorption and turnover and expenses normally associated with this class of real estate including tenant fitout and leasing commissions.

SCHEDULED BASE REVENUE

      The scheduled base revenue, which reflects the rental income less any absorption and turnover vacancy, was estimated at $951,050 in Year 1. It was assumed that Urban Outfitters would renew their contract at a renewal probability factor of 50% with a six month lag time at lease expiration. At that time they and Barnes & Noble would be the only tenants in the building.

      Supporting Schedules which outline the base rental revenue, absorption and turnover vacancy throughout the holding period are provided in the Addendum.

EXPENSE REIMBURSEMENT

      It is typical in this marketplace for retail leases along Walnut Street to be written on a triple net basis with the tenant responsible for its pro-rata share of real estate taxes, insurance and common area charges. This is consistent with the terms of the Barnes & Noble retail lease. Generally office rents for Class B/C buildings are negotiated on a gross to full service basis. The smaller office tenants on the fourth floor are written on a full service basis plus electric while Urban Outfitters pays the increases in operating expenses over a square foot stop.

      The owner has provided an income/expense pro forma which we have utilized as the basis of our forecast. A supporting schedule which outlines each tenant's contribution throughout the holding period is provided in the Addendum.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

ABSORPTION AND TURNOVER VACANCY

      The absorption and turnover vacancy adjusts the potential base rental revenue for shortfalls in revenue due to tenant turnover.

OPERATING EXPENSES

Expenses

      Operating expenses included common area charges, structural reserves, insurance premiums, utilities and a real estate management fee. Following is a breakdown of each expense category.

Common Area Charges - This expense category, which is a reimbursable expense, include all common area charges such as security, management, common area utilities, cleaning, alarm monitoring, service contracts, trash removal, repairs and maintenance and parking expense. Based upon the income/expense projection provided, CAM was reported at $2.30 per square foot of rentable area. CAM expense excludes real estate tax, insurance premiums and utilities.

Real Estate Taxes          Calculated utilizing the 1997 assessment for the
                           property multiplied by the tax rate for the City of Philadelphia. Included in this amount was the Center
                           City District tax of $6,706. Total real estate tax was $115,106.

Insurance Premiums         Reported at $15,300 on an annual basis.

Utilities                  Electric reported at $90,000 for the entire building.
                           Steam heat was indicated as $25,000 while water/sewer was reported at $7,200 on an annual basis.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

Structural Reserves - This expense item is often a hidden expense which is not typically found on an annual expense statement. However, ownership estimates a first year expenditure of $12,000 which sets aside the necessary monies to replace short-lived items, such as HVAC components and the roof, etc. Typically, the tenant does not contribute to this reserve, however, the leases indicated this expense as a reimbursable item. The structural reserve was equivalent to $.21/SF of leasable area.

Manaaement - Whether this service is contracted to a real estate professional or provided by the owner of the property, charges for management are appropriate expenses of operation. Management expense is typically expressed as a percentage of Effective Gross Income and reflects the local practice for such charges. Management expense has been reported by the owner at $36,292 in year one, which is equivalent to 3.2% of Effective Gross Income which was considered reasonable when considering the tenantry and the fact that management would essentially represent collection of rent only.

RE-LEASING AND CAPITAL COSTS
TENANT IMPROVEMENTS

      Barnes & Noble is responsible for all of the interior fitout for their space with their initial lease term extending beyond the holding period of 15 years. As a result, tenant improvements were not a factor for this tenant. The two smaller office tenants on the fourth floor were in occupancy as of the effective date of this appraisal with no expenditure reported by the current owner for fitout. Urban Outfitters, which will eventually occupy all of the upper floor office space, required no fitout during this lease term. However, due to the unique interior fitout of their space, in that the desired look resembles an open construction motif, it was anticipated that the space consisting of Floors 4, 5, 6, 7 and 8 (33,772+/- SF) would require fitout of $15.00/SF today, increased by 3% per year in order to project the future expenditure needed to modernize the offices in the event that Urban Outfitters would not renew their contract and in anticipation of procuring a new tenant.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      The estimate of $15.00 increased by 3% compounded annually results in an expenditure of $22.69 per square foot or $766,245 in year 15 of the Discounted Cash Flow analysis. We have utilized a 50% renewal probability factor this tenant which effectively reduces the tenant fitout to $383,123 in the year 2012.

LEASING COMMISSIONS

      Leasing commissions related to Urban Outfitters as they would be the only tenant expiring during the holding period. Leasing commissions on this space were based on a five year lease term paid in at an average rate of 4.2% which reflects a combined rate of 21 % over the term of the lease.

      Once again, a renewal probability of 50% was projected at the time of expiration for Urban Outfitters.

      It should be noted that several of the leases indicated that leasing commissions were payable to specific real estate brokers for procuring tenants in the building. However, according to Hal Wheeler, a principal of Alison/Rittenhouse Associates, all leasing commissions due and payable will be funded from the proceeds at loan settlement. This also applies to any capital expenditures such as sprinkler fire protection installation or tenant fitout in the Urban Outfitters space.

      Additionally, it is noted that the current owners of the subject property, have negotiated a buyout of the former tenants which occupied the first floor retail space. The buyout totalled $375,000 of which $200,000 has already been paid. According to Mr. Hal Wheeler, the remaining $175,000 will be funded from the proceeds at loan closing. As a result, none of the above had any effect on income as projected in the Discounted Cash Flow Analysis.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                    COMMENTS ON DISCOUNTED CASH FLOW ANALYSIS

      The first year's stabilized income and expenses and future years income and expenses were projected based upon the foregoing income and expense forecasts based on stabilized occupancy. Projections of Net Operating Income reflected the impact of factors affecting individual components of the income/expense statement. The resulting cash flow pattern and installments were then discounted individually and totalled to derive a present worth estimate of the projected income stream.

      In fifteen years it was projected that the property would command an approximate value of $12,331,633 by capitalizing the sixteenth year's Net Operating Income at an overall capitalization rate of 8.75%. The property's proceeds from resale reflect a 7% charge for selling expenses and "net out" at $11,468,419. By current market standards, 8.75% is an acceptable rate of return on an investment like the subject reflective of the fact that a national creditworthy tenant occupies approximately 42% of the building and a 7% selling expense was typical for this type of property.

      In selecting the equity yield rate of 10.5% employed in the cash flow model, consideration was given to current interest rates on alternative investment mediums, with adjustment made to the concluded basic rate for the risk of liquidity and burden of management. Following are the adjustments made to the basic rate for liquidity and management.

           Basic Rate                        8%
           Liquidity Risk                    1.5%
           Management Burden                 1.0%
                                            ----
           Equity Yield Rate                10.5%

      The yield rate of 10.5% was developed utilizing Corporate Baa Bonds as a basic rate. These are issues which are neither highly protected nor poorly secured

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

and believed to relate well to the real estate market. According to information published by the Federal Reserve Bank of St. Louis, Corporate Baa Bonds have averaged 825% from (March 7,1997 to May 9, 1997).

      In justifying the concluded terminal capitalization rate of 8.75%, and discount or yield rate of 10.5%, the following investor survey was reviewed.

      Korpacz National Investor Survey - 1st Quarter 1997
      ---------------------------------------------------
      National CBD Office Market
      --------------------------

                                              Range               Average
                                              -----               -------

      Free & Clear Equity IRR             10.00% - 15.00%          11.74%
      Free & Clear Equity Cap Rate        7.50% - 12.00%            9.3%
      Residual Cap Rate                   8.25% - 12.00%           9.63%

      Given the quality of the existing improvements reflecting the considerable sum of money expended for retrofit coupled with the quality and durability of the tenantry in addition to the subject's location on historic and prestigious Rittenhouse Square, the concluded terminal capitalization rate and discount rate, were thought to be reasonable.

      Following is the Discounted Cash Flow Analysis incorporating the preceding projections and assumptions.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

Software      :ARGUS Ver. 7.0.01                                 Date : 6/2/97
File          :ALISON                                            Time : 10:20 am
Property Type :Office & Retail                                   Ref# : ASM
Portfolio     :                                                  Page : 1

                                 Alison building
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
                        SCHEDULE OF PROSPECTIVE CASH FLOW
           In Inflated Dollars for the Fiscal Year beginning 5/1/1997


                                    Year 1       Year 2       Year 3       Year 4       Year 5       Year 6       Year 7
For the Years Ending              Apr-1998     Apr-1999     Apr-2000     Apr-2001     Apr-2002     Apr-2003     Apr-2004
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
POTENTIAL GROSS REVENUE
 Base Rental Revenue            $  951,050   $1,036,267   $1,036,310   $1,036,791   $1,098,394   $1,145,020   $1,145,020
 Absorption & Turnover Vacancy  ----------   ----------   ----------   ----------   ----------   ----------   ----------

 Scheduled Base Rental Revenue     951,050    1,036,267    1,036,310    1,036,791    1,098,394    1,145,020    1,145,020

 Expense Reimbursement Revenue
  CAM                               20,000       20,600       21,218       21,855       22,510       23,185       23,881
  Real estate tax                   48,304       49,753       51,245       52,783       54,366       55,997       57,677
  Insurance                          6,421        6,613        6,812        7,016        7,226        7,443        7,667
  electric                          89,841       92,700       95,481       98,345      102,378      104,335      107,465
  steam                             10,491       10,806       11,130       11,464       11,808       12,162       12,527
  water/steam                        3,021        3,112        3,205        3,302        3,401        3,503        3,608
  Management
  structural
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

 Total Reimbursement Revenue       178,078      183,584      189,091      194,765      201,689      206,625      212,825
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

TOTAL POTENTIAL GROSS REVENUE    1,129,128    1,219,851    1,225,401    1,231,556    1,300,083    1,351,645    1,357,845
 Collection Loss                    (5,240)      (5,276)      (5,292)      (5,314)      (5,864)      (5,868)      (5,886)
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

EFFECTIVE GROSS REVENUE          1,123,888    1,214,575    1,220,109    1,226,242    1,294,219    1,345,777    1,351,959
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

OPERATING EXPENSES
 CAM                               133,689      137,700      141,831      146,086      150,468      154,982      159,632
 Real estate tax                   115,106      118,559      122,116      125,779      129,553      133,439      137,443
 Insurance                          15,300       15,759       16,232       16,719       17,220       17,737       18,269
 electric                           90,000       92,700       95,481       98,345      101,295      104,335      107,465
 steam                              25,000       25,750       26,523       27,318       28,138       28,982       29,851
 water/steam                         7,200        7,416        7,638        7,868        8,104        8,347        8,597
 Management                         36,292       37,381       38,502       39,657       40,847       42,072       43,335
 structural                         12,000       12,360       12,731       13,113       13,506       13,911       14,329
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

TOTAL OPERATING EXPENSES           434,587      447,625      461,054      474,885      489,132      503,805      518,921
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

NET OPERATING INCOME               689,301      766,950      759,055      751,357      805,087      841,972      833,038
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

LEASING AND CAPITAL COSTS
 Tenant Improvements
 Leasing Commissions
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

TOTAL LEASING & CAPITAL COSTS
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

CASH FLOW BEFORE DEBT SERVICE   $  689,301   $  766,950   $  759,055   $  751,357   $  805,087   $  841,972   $  833,038
 & INCOME TAX                   ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                    Year 8       Year 9      Year 10      Year 11      Year 12      Year 13
For the Years Ending              Apr-2005     Apr-2006     Apr-2007     Apr-2008     Apr-2009     Apr-2010
                                ----------   ----------   ----------   ----------   ----------   ----------
POTENTIAL GROSS REVENUE
 Base Rental Revenue            $1,145,020   $1,145,020   $1,200,917   $1,258,487   $1,264,081   $1,264,081
 Absorption & Turnover Vacancy  ----------   ----------   ----------   ----------   ----------   ----------

 Scheduled Base Rental Revenue   1,145,020    1,145,020    1,200,917    1,258,487    1,264,081    1,264,081

 Expense Reimbursement Revenue
  CAM                               24,597       25,335       26,095       26,878       27,685       28,515
  Real estate tax                   59,407       61,190       63,025       64,916       66,864       68,870
  Insurance                          7,896        8,133        8,377        8,629        8,888        9,154
  electric                         110,688      114,009      117,430      120,953      124,582      128,319
  steam                             12,903       13,290       13,689       14,099       14,522       14,958
  water/steam                        3,716        3,827        3,942        4,061        4,182        4,308
  Management structural
                                ----------   ----------   ----------   ----------   ----------   ----------

 Total Reimbursement Revenue       219,207      225,784      232,558      239,536      248,723      254,124
                                ----------   ----------   ----------   ----------   ----------   ----------

TOTAL POTENTIAL GROSS REVENUE    1,364,227    1,370,804    1,433,475    1,498,023    1,510,804    1,518,205
 Collection Loss                    (5,905)      (5,924)      (6,400)      (6,481)      (6,558)      (6,579)
                                ----------   ----------   ----------   ----------   ----------   ----------

EFFECTIVE GROSS REVENUE          1,358,322    1,364,880    1,427,075    1,491,542    1,504,246    1,511,626
                                ----------   ----------   ----------   ----------   ----------   ----------

OPERATING EXPENSES
 CAM                               164,421      169,353      174,434      179,667      185,057      190,609
 Real estate tax                   141,566      145,813      150,187      154,693      159,334      164,114
 Insurance                          18,817       19,382       19,963       20,562       21,179       21,814
 electric                          110,689      114,009      117,430      120,952      124,581      128,318
 steam                              30,747       31,669       32,619       33,598       34,606       35,644
 water/steam                         8,855        9,121        9,394        9,676        9,966       10,265
 Management                         44,635       45,974       47,353       48,773       50,237       51,744
 structural                         14,758       15,201       15,657       16,127       16,611       17,109
                                ----------   ----------   ----------   ----------   ----------   ----------

TOTAL OPERATING EXPENSES           534,488      550,522      567,037      584,048      601,571      619,617
                                ----------   ----------   ----------   ----------   ----------   ----------

NET OPERATING INCOME               823,834      814,358      860,038      907,494      902,675      892,009
                                ----------   ----------   ----------   ----------   ----------   ----------

LEASING AND CAPITAL COSTS
 Tenant Improvements
 Leasing Commissions
                                ----------   ----------   ----------   ----------   ----------   ----------

TOTAL LEASING & CAPITAL COSTS
                                ----------   ----------   ----------   ----------   ----------   ----------

CASH FLOW BEFORE DEBT SERVICE   $  823,834   $  814,358   $  860,038   $  907,494   $  902,675   $  892,009
 & INCOME TAX                   ==========   ==========   ==========   ==========   ==========   ==========

Software      :ARGUS Ver. 7.0.01                                 Date : 6/2/97
File          :ALISON                                            Time : 10:23 am
Property Type :Office & Retail                                   Ref# : ASM
Portfolio     :                                                  Page : 1

                                 Alison building
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
                        SCHEDULE OF PROSPECTIVE CASH FLOW
           In Inflated Dollars for the Fiscal Year beginning 5/1/1997

                                   Year 14      Year 15      Year 16
For the Years Ending              Apr-2011     Apr-2012     Apr-2013
                                ----------   ----------   ----------

POTENTIAL GROSS REVENUE
 Base Rental Revenue            $1,264,081   $1,442,985   $1,514,935
 Absorption & Turnover Vacancy                 (191,563)
                                ----------   ----------   ----------

 Scheduled Base Rental Revenue   1,264,081    1,251,422    1,514,935

 Expense Reimbursement Revenue
  CAM                               29,371       30,252       31,159
  Real estate tax                   70,936       73,064       75,256
  Insurance                          9,429        9,712       10,003
  electric                         132,168      116,383      140,217
  steam                             15,407       15,869       16,345
  water/sewer                        4,437        4,570        4,707
  Management
  structural
                                ----------   ----------   ----------

 Total Reimbursement Revenue       261,748      249,860      277,687
                                ----------   ----------   ----------

TOTAL POTENTIAL GROSS REVENUE    1,525,829    1,501,272    1,792,622
 Collection Loss                    (6,602)      (6,187)      (8,476)
                                ----------   ----------   ----------

 EFFECTIVE GROSS REVENUE         1,519,227    1,495,085    1,784,146
                                ----------   ----------   ----------

OPERATING EXPENSES
 CAM                               196,327      202,217      208,283
 Real estate tax                   169,037      174,108      179,331
 Insurance                          22,469       23,143       23,837
 electric                          132,168      136,133      140,217
 steam                              36,713       37,815       38,949
 water/sewer                        10,573       10,891       11,217
 Management                         53,296       54,895       56,542
 structural                         17,622       18,151       18,696
                                ----------   ----------   ----------

TOTAL OPERATING EXPENSES           638,205      657,353      677,072
                                ----------   ----------   ----------
NET OPERATING INCOME               881,022      837,732    1,107,074
                                ----------   ----------   ----------

LEASING & CAPITAL COSTS
 Tenant Improvements                            383,123
 Leasing Commissions                             21,455       32,182
                                ----------   ----------   ----------

TOTAL LEASING & CAPITAL COSTS                   404,578       32,182
                                ----------   ----------   ----------

CASH FLOW BEFORE DEBT SERVICE
 & INCOME TAX                   $  881,022   $  433,154   $1,074,892
                                ==========   ==========   ==========

Software      :ARGUS Ver. 7.0.01                                 Date : 6/2/97
File          :ALISON                                            Time : 10:26 am
Property Type :Office & Retail                                   Ref# : ASM
Portfolio     :                                                  Page : 1

                                 Alison building
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
                            PROSPECTIVE PRESENT VALUE
               Cash Flow Before Debt Service plus Property Resale
   Discounted Annually (End-point on Cash Flow & Resale) over a 15-Year Period

                                For the                  P.V. of
Analysis                         Year         Annual   Cash Flow
Period                          Ending     Cash Flow    @ 10.50%
--------                       --------  -----------  ----------
Year 1                         Apr-1998  $   689,301  $  623,802
Year 2                         Apr-1999      766,950     628,120
Year 3                         Apr-2000      759,055     562,582
Year 4                         Apr-2001      751,357     503,962
Year 5                         Apr-2002      805,087     488,687
Year 6                         Apr-2003      841,972     462,513
Year 7                         Apr-2004      833,038     414,123
Year 8                         Apr-2005      823,834     370,631
Year 9                         Apr-2006      814,358     331,554
Year 10                        Apr-2007      860,038     316,880
Year 11                        Apr-2008      907,494     302,593
Year 12                        Apr-2009      902,675     272,386
Year 13                        Apr-2010      892,009     243,590
Year 14                        Apr-2011      881,022     217,728
Year 15                        Apr-2012      433,154      96,874
                                         -----------  ----------

 Total Cash Flow                          11,961,344   5,836,025
 Property Resale @ 8.75% Cap              11,468,419   2,564,894
                                                      ----------

 Total Property Present Value                         $8,400,919
                                                      ==========

 Rounded to Thousands                                 $8,401,000
                                                      ==========

 Per SqFt                                                 144.37

PERCENTAGE VALUE DISTRIBUTION

 Assured Income                                           67.54%
 Prospective Income                                        1.93%
 Prospective Property Resale                              30.53%
                                                      ==========
                                                         100.00%

      The sum of the present worth of the income stream of $5,836,025 when added to the present worth of the reversion of $2,564,894 results in an estimated value for the property by the Income Capitalization Approach of $8,400,919 which has been rounded to:

                   EIGHT MILLION FOUR HUNDRED THOUSAND DOLLARS
                                 ($8,400,000,00)

      The preceding Discounted Cash Flow Analysis utilized Argus for Windows, a comprehensive software program that analyzes on a lease by lease basis the effect each tenant's lease terms as well as the absorption pattern at the commencement of the holding period, and the loss in income due to tenant turnover during the holding period, have on the overall property value. The assumptions presented on pages 42 to 55 were compiled and presented in a single schedule of the aggregate Income and Expenses to display Net Present Value via the Income Capitalization Approach.

INCOME CAPITALIZATION APPROACH VIA DIRECT CAPITALIZATION

      In addition to valuing the property using a Discounted Cash Flow Analysis we have also utilized the Direct Capitalization method, per the instructions to appraisers by Met Life Capital.

      Direct Capitalization is a method used to covert an estimate of a single years income expectancy into an indication of value in one direct step by dividing the income estimate by an appropriate income rate. The income expectancy considered is frequently the anticipated income for the following year. The rate calculated represents the relationship between income and value observed in the market and is derived through comparable sales analysis. Unfortunately, after a thorough search of the market in which the subject competes, which included interviews with real estate brokers from Cushman & Wakefield Co. and Grubb and Ellis Co., no economic

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

information from buildings of a similar class as the subject was disclosed from which to conclusively derive actual capitalization rates.

      Therefore, we have developed an overall capitalization rate utilizing the Band of Investment Technique.

      This capitalization technique takes into consideration that most real estate is purchased with debt and equity capital and that the developed rate should satisfy the market return requirements of both investment positions.

      Lenders anticipate competitive mortgage interest rates commensurate with the perceived risk of the investment and expect that the principal amount of the mortgage be repaid through periodic amortization payments. The capitalization rate for the debt portion of the overall capitalization rate (R(O)) is referred to as the Mortgage Constant (R(M)), and represents the ratio of the annual debt service to the principal amount of the mortgage. The Mortgage Constant is a function of the market derived interest rate, frequency of amortization and loan term.

      The equity investor also requires a cash return. The rate utilized to capitalize the equity position is referred to as the Equity Capitalization Rate (R(E)), which reflects the annual pre-tax cash flow to the amount of equity investment.

      The overall capitalization rate (R(0)) which was developed by the Band of Investment Technique, represents the weighted average of the mortgage constant requirement of the lender and the pre-tax cash flow requirement of the equity investor. The loan to value (M) represents the loan portion of the property investment, while the equity portion of the investment is expressed as (1-M). The formula utilized in developing the Overall Capitalization Rate (R(0)) by the Band of Investment Technique is as follows:

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                         (M xR(M)) + ((1-M xR(E)) = R(O)

      Conversations with local lenders indicate that properties similar to the subject can be mortgaged at a loan to value ratio (M) of 70% to 75%. Assuming a mortgage ratio of 70%, an equity (1-M) position of 30% is indicated. Based on current market conditions, a mortgage interest rate of 9% is believed to be obtainable for a 25 year term with a 10 year call. In determining whether the interest rate of 9% was reasonable we have consulted Crittenden Income Property Rates dated June 9, 1997 which indicated fixed rate commercial mortgages from seven life companies averaging 7.94% to 8.4% for deal sizes beginning at $2,000,000 to an unspecified maximum. Terms were 10 years with amortization periods of 15 to 30 years. Immediate funding from commercial conduits ranged from 8.28% to 9.6% with deal sizes beginning at $400,000 to a maximum of $30,000,000. Terms were from 5 to 15 years with amortization periods of 25 to 30 years. An interest rate of 9% on the terms specified produces a mortgage constant (R(M)) of .100704. An equity capitalization rate (R(E)) of 7% has been estimated based upon expectations of investors in the current market for investments commensurate with the risk inherent in real estate like the subject. For appraisal purposes, a property's equity capitalization rate is the anticipated return to the investor, usually for the first year of the holding period. In estimating the equity capitalization rate of 7% we have taken into consideration the subject's excellent location along prestigious Rittenhouse Square, the fact that the subject is 100% occupied and is expected to remain so throughout the forecasted holding period, coupled with the existence of a nationally known creditworthy tenant committed to a long term lease.

      In justifying the equity return rate of 7%, we have reviewed the financial market as published by the Research and Public Information Division of the Federal Reserve System for the week of May 1, 1997 which indicated one year treasury bills averaging 5.5% over the past two months.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      Considering the risk and the non-liquidity of the real estate market, the 7% equity dividend rate, or cash on cash return, is well supported. Based on the preceding survey, an indicated 150+/- basis points risk factor over treasury yields is deemed most reasonable.

      Substituting the foregoing ratios and rates to the Band of Investment formula, reflects an overall capitalization rate of .09143, derived as follows:

            (.70 x .100704)    +     ((1 - .70) x .07) =    R(O)
            .070495            +     .021              =    R(O)
                                     .091493           =    R(O)

      Utilizing the basic valuation,

                              Value = Income / Rate

       and substituting for the equation,

                               $766,950 / .091493

      A market value for the subject property by utilizing direct capitalization of $8,382,171 develops, which has been rounded to $8,400,000.

      Net Operating Income for the subject was projected at $689,301 in Year 1 of the Discounted Cash Flow Analysis. However, this income was reflective of a rental abatement of $100,000 granted to Barnes & Noble for the first year of their contract. As a result, we have utilized Net Operating Income for Year 2, indicated as $766,950, which is indicative of stabilized income absent any abatement or rental concessions.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

SALES COMPARISON APPROACH

      The Sales Comparison Approach obtains an estimate of value of a property by comparing it with similar properties of the same type and class which have been sold in the relatively recent past in the same or competing areas. The comparative process utilized in determining the degree of comparability between two properties involved judgement as to their similarity with respect to many value factors including location, construction, age and condition and functional utility, among other considerations.

      An acknowledged limitation of this approach is that exactly similar properties seldom exist in the open market. Commercial buildings share many common characteristics but, at the same time, possess unique features that make them difficult to compare on the basis of the whole property. Therefore, sales data is better related when reduced to a common unit of comparison which, in the instant analysis, was found to be price per square foot of gross building area including land.

      The subject property is the type of real estate commonly found along many of the commercially oriented streets in Center City Philadelphia and especially along Walnut Street. Many similar buildings that combine retail and office use have recently conveyed west of Broad Street along Walnut and Chestnut Streets. The major difference between these sale properties and the subject is that the majority of these buildings were only a fraction of the subject's size making direct comparison extremely difficult. To our knowledge there have been no sales of larger commercial buildings which were 100% leased with the quality of tenants found in the subject. Therefore, we have considered sales of commercial buildings of similar size and appeal from a wider geographic area exhibiting common economic influence. Our search for comparable buildings had led us to consider areas such as Lower Montgomery County just across the Philadelphia City boundary. Due to the lack of truly comparable sales data from within the subject neighborhood we have concluded that the findings of the Sales Comparison Approach were secondary in relevance to the

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

primary approach to estimating the economic worth of the subject which was the Income Capitalization Approach.

      The following sales were considered the best available and most representative of the subject's market value range.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

COMPARABLE SALE NO. 1

Location:                     Lippincott Building
                              227-31 S. 6th Street
                              Philadelphia, Pennsylvania

Grantor:                      Independence Realty Philadelphia, L.P.

Grantee:                      Walter Kluwer Development Corporation

Date:                         February 20, 1992

Consideration:                $7,301,500

Deed Reference:               Book VCS 15, Page 87

Land Area:                    13,604 square feet

Improvements:                 The improvements consist of a five story Class "B"
                              office building containing a net rentable area of 71,250 square feet.

Zoning:                       C-4 Commercial

Unit Rate:                    $102.48 per square foot of net rentable area.

Remarks: This is a five story and basement Class "B" office building which was constructed in 1902 as a loft type manufacturing building and completely renovated in 1985. The building was 80% occupied by the grantee. Approximately $2,000,000 was expended on renovations to the building. The property was not formally placed on the market for sale. Purchased by the tenant in occupancy.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                               [GRAPHIC OMITTED]


--------------------------------------------------------------------------------
                             COMPARABLE SALE NO. 2
                           100 Presidential Boulevard
                             Lower Merion Township
                        Montgomery County, Pennsylvania

COMPARABLE SALE NO. 2

Location:                     100 Presidential Boulevard
                              Lower Merion Township
                              Montgomery County, Pennsylvania

Tax Parcel No.:               40-1J-26

Grantor:                      Colonial Plaza Venture

Grantee:                      Pagoda 100

Date:                         December 1994

Consideration:                $5,308,625

Deed Reference:               Book 5098, Page 2099

Confirmation:                 Tim Mahoney - Seneca Roach

Land Area:                    2.23 acres

Improvements:                 5 story multi-tenant elevator served office
                              building which contains a gross building area of 52,152 square feet and a net rentable area of 50,000 square feet. The building was constructed in 1965 and fully renovated in 1988.

Unit Rate:                    $106.17 per square foot of rentable building
                              area.

Remarks: This five story office building was acquired by a small investor group, a partner of which has occupied the vacant 10,000 SF which were available at the time of sale. The building was reported to be in average condition but will require a sprinkler system and ADA requirement upgrades. Parking for 175 cars. Rent at time of sale was approximately $20.50 per square foot on a gross basis with expenses of $8.25 per square foot.

                              Ownership reports the purchase price was somewhat influenced by the existence of assumable, below market rate financing and the ability to occupy the vacant space without much interruption of business.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                [GRAPHIC OMITTED]


--------------------------------------------------------------------------------
                             COMPARABLE SALE. NO. 3
                            280 King of Prussia Road
                                 Radnor Township
                         Delaware County, Pennsylvania

COMPARABLE SALE NO. 3

Location:                     280 King of Prussia Road
                              Radnor Township
                              Delaware County, Pennsylvania

Tax Parcel No.:               15-026-000

Grantor:                      Radnor Blue Devils Assoc.

Grantee:                      Wyeth Laboratories, Inc.

Date:                         January 1996

Consideration:                $8,400,000

Deed Reference:               Book 1435, Page 320

Land Area:                    6.70+/- acres

Improvements:                 3 story, brick and steel frame office building
                              which contains a gross building area of 65,000+/- square feet and a net rentable area of 65,000+/- square feet. The building was constructed in 1981.
                              Surface parking for 262 cars.

Zoning:                       Office

Unit Rate:                    $129.23 per square foot of rentable building area.

Remarks: The building was considered in average condition at the time of sale. The buyer, Wyeth Laboratories, was a tenant in the building at the time of sale.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                [GRAPHIC OMITTED]


--------------------------------------------------------------------------------
                              COMPARABLE SALE NO. 4
                                33 Rock Hill Road
                                   Bala Cynwyd
                        Montgomery County, Pennsylvania

COMPARABLE SALE NO. 4

Location:                     33 Rock Hill Road
                              Bala Cynwyd
                              Montgomery County, Pennsylvania

Tax Parcel No.:               Block 46, Lot 266

Grantor:                      MCIDA c/o The Conduit and Foundation Corp.

Grantee:                      Wynnewood Development Inc.

Date:                         July 1996

Consideration:                $2,728,000

Deed Reference:               Book 5597, Page 83

Land Area:                    2.64+/- acres

Improvements:                 A three story elevator served office building
                              containing 31,400+/- square feet of gross building area and 29,531+/- square feet of rentable area.
                              The property was in average condition at time of sale.

Zoning:                       B Suburban

Unit Rate:                    $92.38 per square foot rentable area

Remarks: This transaction was reportedly arm's length, however, the current owner retained a 10% ownership stake in the property. The building was only 60% occupied at the time of agreement, but the buyer intended to occupy all of the vacant space. The building is situated in a former industrial area that is witnessing changing land use patterns to a more intensive use of the land to include office buildings.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

================================================================================
                             SUMMARY OF MARKET DATA
--------------------------------------------------------------------------------
                                                             Rentable
Sale                                                           Bldg.      Sale
 No.          Location               Date    Consideration    Area/SF   Price/SF
--------------------------------------------------------------------------------
  1     227-31 S. 6th Street         2/92     $7,301,500      71,250    $102.48
        Philadelphia, PA
--------------------------------------------------------------------------------
  2     100 Presidential Boulevard  12/94     $5,308,625      50,000    $106.17
        Lwr. Merion Township
        Montgomery county, PA
--------------------------------------------------------------------------------
  3     280 King of Prussia Road     1/96     $8,400,000      65,000    $129.23
        Radnor Township
        Delaware County, PA
--------------------------------------------------------------------------------
  4     33 Rock Hill Road            7/96     $2,728,000      29,531    $ 92.38
        Bala Cynwyd
        Montgomery county, PA
================================================================================

CORRELATION OF MARKET DATA

      Due to a lack of truly comparable sales data for the subject, sales of office building were used in comparison to the subject one being located in Philadelphia with the remaining sales located in nearby Montgomery and Delaware Counties. The preceding sales were similar to the subject in terms of size, utility and the fact that the potential rental income was similar to the subject. The sales, which occurred over the past five years, indicate an unadjusted price range of $92.38 to $129.23 per square foot of rentable building area. Each sale was analyzed and compared to the subject property and adjustments were made where appropriate for property rights conveyed, financing terms, conditions of sale, market conditions, location, building size, condition and other characteristics.

      In the Sales Comparison Approach, adjustments are made to the comparable sales and not the subject. When a characteristic of comparable sale is superior to that of the subject property, a downward (negative) adjustment is made to the comparable sale. Conversely, when a characteristic of a comparable sale is inferior to that of the subject property, an upward (positive) adjustment is made to the

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

comparable sale. When a comparable sale and the subject exhibit similar characteristics, then no adjustment is implied.

      The analysis which follows is intended to assist the reader in understanding our thought process with the ultimate result being a reasonable market value conclusion. Since the trading of real estate occurs in a very imperfect market, the use of paired sales to derive quantifiable adjustments, though acceptable in theory, is not always realistic in practice. Even under the best of circumstances, the quality and uniformity of data are insufficient to produce accurate results. No two properties are exactly alike and emotion does come to bear in some form in almost every transaction. Therefore, the reader is cautioned to note that the adjustments set forth herein are not to be construed as absolutes, but are provided as a visual aid in demonstrating the logic of our conclusion.

Property Rights Conveyed - With regard to property rights, fee simple interest was conveyed in each transaction. Therefore, no adjustment was necessary.

Financing Terms - Each transaction was reported to be all cash to the seller with financing terms reported to be market oriented. Therefore, no adjustment for financing terms was necessary.

Conditions of Sale - An adjustment for conditions of sale is usually made to reflect the motivations of the participants in a transaction. There appeared to be no extraordinary motivation to purchase these properties, therefore, no adjustment was necessary.

Market Conditions - The general market within the subject's neighborhood has experienced a general stabilization with modest increases in selected markets over the past 48-60 months. Thus, no adjustment was considered necessary in that each sale

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

occurred over the past three years and considered representative of current market conditions.

Location - Regarding the suburban sales, no adjustment was made for location as we recognize the economic influences to which the subject is exposed due to its location along Walnut Street in the Rittenhouse Square area of Center City Philadelphia. None of the comparable sales include this type of retail exposure. However, Sale No. 1, being located in an urban setting, was adjusted upward for its inferior commercial location as compared to the subject's high profile location along Walnut Street.

Building Size - The market typically reflects an inverse relationship between size of building and the resultant price paid per square foot. Sale No. 1 was larger in floor area than the subject requiring an upward adjustment. Sale Nos. 2 and 3 were competitive with the subject requiring no adjustment and finally Sale No. 4 was a smaller facility requiring a downward adjustment.

Condition - Due to the fact that the commercial space on the first three floors is being completely renovated all of the sales were considered inferior in this regard. A slight upward adjustment was warranted.

Other Characteristics - Sale Nos. 1, 2, and 4 were only partially occupied at time of sale as opposed to the 100% occupancy of the subject. Upward adjustment was applied. Sale No. 2 required a sprinkler system and ADA upgrades. This sale was further adjusted upward.

      Although there is a significant difference in land size between the suburban comparables and the subject, no adjustment was made since Center City land values are significantly higher on a square foot basis such that contributory value in both instances was considered equal.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      The following grid outlines the foregoing narrative discussion.

                                 ADJUSTMENT GRID

                                  Sale #1    Sale #2     Sale #3    Sale #4
                                  -------    -------     -------    -------

UNADJUSTED UNIT RATE              $102.48    $106.17     $129.23    $ 92.38
 PROPERTY RIGHTS CONVEYED            0.0%       0.0%        0.0%       0.0%
PROPERTY RIGHTS ADJ. RATE         $102.48    $106.17     $129.23    $ 92.38
 FINANCING TERMS                     0.0%       0.0%        0.0%       0.0%
FINANCING ADJUSTED RATE           $102.48    $106.17     $129.23     $92.38
 CONDITIONS OF SALE                  0.0%       0.0%        0.0%       0.0%
CONDITIONS ADJUSTED RATE          $102.48    $106.17     $129.23    $ 92.38
 MARKET CONDITIONS                   0.0%       0.0%        0.0%       0.0%
TIME ADJUSTED UNIT RATE            $102A8    $106.17     $129.23    $ 92.38

 LOCATION                          +20.0%       0.0%        0.0%       0.0%
 BUILDING SIZE                      +5.0%       0.0%        0.0%      -5.0%
 CONDITION                         +20.0%     +20.0%      +20.0%     +20.0%
 OTHER CHARACTERISTICS              +5.0%     +15.0%        0.0%      +5.0%

TOTAL % ADJUSTMENT                 +50.0%     +35.0%      +20.0%     +20.0%

ADJUSTED UNIT RATE                $153.72    $143.33     $155.08    $110.86

MEAN ADJUSTED UNIT RATE           $140.73

      Based on the foregoing adjustment grid which reflects adjusted unit rates ranging from $110.86 to $155.08 per square foot of rentable building area the market value of the subject property subject to existing leases as of April 29, 1997 was:

                  EIGHT MILLION THREE HUNDRED THOUSAND DOLLARS
                                 ($8,300,000.00)

      Which is equivalent to approximately $142.63 per square foot of rentable building area including land.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

RECONCILIATION OF VALUE ESTIMATES

      The indications of value by the methods employed are as follows:

              Income Capitalization Approach          $8,400,000

              Sales Comparison Approach               $8,300,000

              Cost Approach                           Not Applicable

      After examining all the facts and considering all of the information presented in the foregoing analysis, it was felt that the Income Capitalization Approach provided the most valid support of market value considering the investment characteristics of the property influenced by the quality of tenants in occupancy and that it would most likely exchange on the strength of its income potential. The Sales Comparison Approach was utilized primarily as secondary support of the Income Capitalization Approach as it shows that the value of the property on the basis of price per square foot of gross building area is in line with market behavior. Finally, the Cost Approach was not utilized in this valuation in that it is our opinion that the market would not recognize this approach as a reliable indicator of Market Value for the subject property.

      As a result of this analysis, it is my opinion that the Market Value of the leased fee interest in the subject property, as of April 29, 1997, assuming a reasonable time is allowed for exposure on the open market, was:

                   EIGHT MILLION FOUR HUNDRED THOUSAND DOLLARS

                                 ($8,400,000.00)

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

MARKETING PERIOD

      Normal marketing period is the amount of time necessary to expose a property to the open market in order to achieve a sale. Implicit in this definition are the following characteristics:

      1. The property will be actively exposed and aggressively marketed to potential purchasers through marketing channels commonly used by sellers of similar type properties.

      2. The property will be offered at a price reflecting the most probable mark-up over Market Value used by sellers of similar type properties.

      3. A sale will be consummated under the terms and conditions of the definition of Market Value cited herein.

      In analyzing and estimating a reasonable marketing period in light of the property's characteristics, we have examined the actual marketing time of the more recent sales used in direct comparison in the belief that these historical events tend to index future market conditions since supply and demand relationships are not expected to differ greatly over those of the recent past. Toward this end we have analyzed the market for competing properties currently available and have interviewed real estate brokers active in this market to gain insight on current market conditions.

      Based on this analysis, our conclusion is that a marketing period of approximately 12 months will be required to effect a sale.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

EXPOSURE TIME

      Exposure time is most different from marketing time in that exposure time is always assumed to precede the effective date of the appraisal. Exposure time can best be defined as the estimated length of time the subject property would have been offered on the market prior to a hypothetical sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.

      The overall concept of reasonable exposure encompasses not only adequately sufficient and reasonable time but also adequately sufficient and reasonable effort that would be required to sell this property at the appraised value. This forecast is the result of statistical information gleaned from published surveys and firsthand knowledge of market transactions obtained through diligent interview with market participants in the normal course of sales and rental verification that is part of the appraisal process.

      Utilizing these sources, it appears that the most probable exposure time linked to the subject's appraised value under recent market conditions was approximately 9 to 12 months.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

CERTIFICATE OF APPRAISAL

I, certify that, to the best of my knowledge and belief,

1.    The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions and conclusions.

3. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

4. My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

5. My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

7. As of the date of this report, I, Louis A. Iatarola, have completed the requirements under the continuing education program of the Appraisal Institute.

8. Louis A. Iatarola and James J. Onesti have made a personal inspection of the property that is the subject of this report.

9. James J. Onesti provided significant professional assistance to the person signing this report.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

CERTIFICATE OF APPRAISAL

10. This appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

11. By reasons of my investigation, I have formed the opinion that the Market Value of the leased fee interest in the subject property, subject to the Assumptions and Limiting Conditions recited in this report, as of April 29, 1997, was:

                   EIGHT MILLION FOUR HUNDRED THOUSAND DOLLARS

                                 ($8,400,000.00)



                                      /s/ Louis A. Iatarola
                                      ------------------------------------------
                                      Louis A. Iatarola, MAI, SRA
                                      PA Certified General Real Estate Appraiser
                                      Certificate No. GA000l76L


LAI/hmi


Rev. 6/7/93

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                    ADDENDUM

ASSUMPTIONS AND LIMITING CONDITIONS

      This valuation assignment was made subject to the following Assumptions and Limiting Conditions, in addition to any special assumptions or limiting conditions cited in the appraisal, and incorporated herein by reference:

1. The Appraiser(s) assume no responsibility for matters legal in nature, nor do I render an opinion as to title, which is assumed to be marketable. The property is appraised as though under responsible ownership and competent management. The Appraiser(s) is not qualified to render an "opinion of title", no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of the title.

2. The Appraiser(s) have made no survey of the property. Plans furnished the appraiser or obtained from the public record are assumed to be correct and square foot areas or acreage reported herein are the appraiser's best judgment. No responsibility, however, can be assumed for their accuracy. The legal description of the appraised property, if exhibited in the report, is assumed correct.

3. It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there are no encroachments, easements, trespass, etc., unless noted within the report. The Appraiser(s) has not made a survey of the property and no responsibility is assumed in connection with any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate(s).

4. All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property. They are believed to accurately represent the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others and are not meant to be used as a reference in legal matters or matters of survey.

5. The Appraiser(s) herein, by reason of the report, is not required to give testimony or be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior written arrangements have been made.

6. To the best of our knowledge and belief, the statements of fact contained in the appraisal report, upon which the analyses, opinions and conclusions expressed are based, are true and correct. Information, estimates and opinions furnished to the Appraiser(s) and contained in the report or utilized in the formation of the

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      value conclusion(s) were obtained from sources considered reliable and believed to be true and correct. However, no representations, liability or warranty for the accuracy of such items is assumed by or imposed on the Appraiser(s), and is subject to corrections, errors, omissions and withdrawal without notice.

7. This appraisal is to be used in whole and not in part. No part of it shall be used in conjunction with any other appraisal.

8. All conclusions and opinions concerning the real estate that are set forth in the appraisal report were prepared by the Appraiser(s) whose signature(s) appears on the Certificate of Appraisal and Certification.

9. Neither all nor any part of the contents of this report, or copy thereof, shall be used for any purpose by any but the client without the previous written consent of the appraiser and/or of the client; nor shall it be conveyed by any including the client to the public through advertising, public relations, news, sales or other media, without the written consent and approval of the author, particularly as to valuation conclusions, the identity of the appraiser, or a firm with which he is connected, or any reference to any professional society or institute or any initialed designations conferred upon the appraiser. The appraisal report may not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party without the written consent of the Appraiser(s).

10. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute. Neither all nor any part of the contents of this report, essentially any conclusions as to value, the identity of the appraiser or the firm with which he is connected, or any reference to the Appraisal Institute or to the MAI or SRA designations shall be disseminated to the public through advertising media, public relations media, news media, or any other public means of communication without the prior written consent and approval of the appraiser.

11. The appraisal report covering the subject property is limited to the surface rights and does not include any inherent subsurface or mineral rights.

12. No change of any items of the appraisal report shall be made by anyone other than the Appraiser(s), and the Appraiser(s) shall have no responsibility for any such unauthorized change.

13. The Appraiser(s) takes no responsibility for any events, conditions or circumstances affecting the property's market value that take place subsequent to either the date of value contained in this report, or the date of our field inspection, whichever occurs first.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      The estimate(s) of value stated in the appraisal applies only to the effective date of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the future value of the subject property. The Appraiser(s), therefore, assumes no liability for an unforeseen precipitous change in the economy, subject property, or project, if applicable.

14. Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, franchises and so forth can be freely renewed and/or transferred to a purchaser.

15. All mortgages, liens, encumbrances, leases and servitudes have been disregarded unless specified within the report.

16. If the reader is making a fiduciary or individual investment decision and has any questions concerning the material contained in this report, it is recommended that the reader contact the appraiser.

17. In completing this appraisal, it is understood and agreed that the report is not now intended, and will not be used in connection with a Real Estate Syndication or Syndicates. The report and any liability or obligation on the part of the appraiser is invalid if used in connection with syndication.

18. A Real Estate Syndicate means a general or limited partnership, joint venture, unincorporated association or similar organization formed for the purpose of, and engaged in, investment or gain from an interest in real property, including but not limited to sale, exchange, trade or development of such real property, on behalf of other, or which is required to be registered with the United States Securities and Exchange Commission or any state regulatory agency which regulates investments made as a public offering.

19. The prior written consent and approval of the review by the signatory(s) of the appraisal report to ensure the accuracy and adequacy of any references to the appraisal report is required.

20. Unless specifically so stated, the value conclusion(s) contained in the appraisal apply to the real estate only, and do not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. The Appraiser(s) makes no representations as to the value increment which may be attributed to such considerations.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

21. The appraisal was not prepared for income tax purposes, and shall not be used, in whole or in part, in regard to any matter involving the Internal Revenue Service.

22. Any and all findings, projections, assumptions, conclusions and the like contained in the appraisal report shall be the professional opinion of Louis A. Iatarola Realty Appraisal Group and the individual Appraiser(s). Realty Appraisal Group shall retain ownership of all reports and all original documentation, field notes, memoranda, data and the like made or assembled in or about the preparation of the report. No one other than the client may rely on or utilize the report without the express written consent of Louis A. Iatarola Realty Appraisal Group. The use of the report is expressly prohibited unless all contractual obligations for payment thereof have been completed.

23. Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial forecasts contained in the appraisal assume both responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate(s).

24. The estimated operating results shown in this report are based upon an evaluation of the present general level of the economy of the area, and neither takes into account nor makes provision for the effect of any sharp rise or decline in local or general economic conditions.

25. The Appraiser(s) assumes that there are no hidden or unapparent conditions of the property, soil, subsoil or structures which would render it more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to the Appraiser(s). Statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to the Appraiser(s) and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

26. The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. The Appraiser(s) is not a qualified structural engineer(s), therefore is not qualified to judge the structural integrity of the improvements. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundation, and equipment, including the HVAC systems. Should there be any question concerning same, it is strongly recommended that an Engineering/Construction inspection be obtained. The value estimate(s)

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

      stated in the appraisal is predicated on the assumption that all improvements, equipment and building services are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.

27. Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

28. Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas which were inspected.

29. Unless specifically stated in the report, the Appraiser(s) found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for the Appraiser(s), the subject is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently treated.

30. In the appraisal assignment, the existence of potentially hazardous material used in the construction or maintenance of the improvements, such as the presence of urea formaldehyde foam insulation, asbestos, toxic waste, radon and/or any other prohibited material or chemical which may or may not be present on or in the property, was, unless specifically indicated in the report, not observed by the Appraiser(s), nor does he have any knowledge of the existence of such materials on or in the property. The Appraiser(s), however, is not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion(s) assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

31. No effort has been made to determine the possible effect, if any, on this project of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

32. The Appraiser(s) believes that the underlying assumptions and current conditions provide a reasonable basis for the value estimate(s) stated in the appraisal. The Appraiser(s) assumes there will be no major changes in current economic mortgage interest rates and/or terms or property assessment; and/or major revisions in current state and/or federal tax or regulatory laws in the foreseeable future. If significant changes would occur, variations in the value estimate(s) stated in the report could occur.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

33. The appraisal report is invalid unless the official seal of the MAI signing the report is affixed to the signature pages.

34. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

35. The client(s) by receipt of the appraisal, shall indemnify and hold harmless Louis A. Iatarola Realty Appraisal Group and/or its individual staff members from and against all damages, expenses, claims, demands and costs, including legal fees incurred in investigating and defending any claims, arising from or in any way connected to the inclusion of the aforesaid reference to Realty Appraisal Group and/or its individual staff members for damages and expenses resulting from Realty Appraisal Group's and/or its individual staff members' failure to render the opinion(s) of value or produce the appraisal in a manner consistent with sound appraisal practice.

      In any event, the maximum damages recoverable from Realty Appraisal Group or its employees relative to this engagement shall be the amount of the monies actually collected by Realty Appraisal Group for this assignment and under no circumstances shall any claim or consequential damages be made. In addition, there is no accountability or liability to any third party.

36. The Americans with Disabilities Act (ADA) became effective January 26, 1992. I (we) have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. it is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since I
      (we) have no direct evidence relating to this issue, I (we) did not consider possible noncompliance with the requirements of ADA in estimating the value of the property.

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                [GRAPHIC OMITTED]


                        SUBJECT PROPERTY FRONT ELEVATION

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                [GRAPHIC OMITTED]


           FIRST FLOOR BARNES & NOBLE RETAIL SPACE UNDER CONSTRUCTION


                                [GRAPHIC OMITTED]


           SECOND FLOOR BARNES & NOBLE RETAIL SPACE UNDER CONSTRUCTION

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                [GRAPHIC OMITTED]


                         URBAN OUTFITTERS - FIFTH FLOOR


                                [GRAPHIC OMITTED]


                          REALTY COMPANY - FOURTH FLOOR

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                [GRAPHIC OMITTED]


                 DESIGN COMPANY - FOURTH FLOOR - RECEPTION AREA

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                [GRAPHIC OMITTED]


                           DESIGN COMPANY FOURTH FLOOR


                                [GRAPHIC OMITTED]


                          ROLL-UP DOOR AT SANSOM STREET

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                [GRAPHIC OMITTED]


                                 REAR YARD AREA

                                LOUIS A. IATAROLA
                          Realty Appraisal Group, Ltd.

                                 [PHOTO OMITTED]

                         SUBJECT BUILDING REAR ELEVATION

                                 [PHOTO OMITTED]

                                  SANSOM STREET

                                 [PHOTO OMITTED]

                               WALNUT STREET EAST

                                 [PHOTO OMITTED]

                               WALNUT STREET WEST

--------------------------------------------------------------------------------
The land referred to in this Commitment is described as follows:

PREMISES "A"

ALL THAT CERTAIN lot or piece of ground with the messuage or tenement thereon erected.

SITUATE on the North side of Walnut Street at the distance of forty-four feet Westward from the West side of Eighteenth Street in the Eighth Ward of the City of Philadelphia.

CONTAINING in front or breadth on the said Walnut Street twenty-two feet and extending of that width in length or depth Northward one hundred and forty-five feet, bounded on the South by the said Walnut Street on the East by ground formerly of James Harper on the West partly by ground now or late of Michael A. Maloney, and partly by the head of a certain four feet wide alley leading Westward and communicating at the Westernmost end thereof with a certain other alley three feet seven and one-half inches wide which leads Northward into Sansom Street and Northward by ground formerly of George Roberts Smith.

BEING Number 1805 Walnut Street. PLAN/PARCEL #: 1 S 23 - 45

TOGETHER with the free and common use, right, liberty and privilege of the aforesaid alleys as and for passageways and watercourses at all times hereafter, forever.

PREMISES "B"

ALL THAT CERTAIN four story brick messuage or tenement and lot or piece of ground.

SITUATE on the Northerly side of Walnut Street at the distance of sixty-six feet Westwardly from the Westerly side of Eighteenth Street in the Eighth Ward of the City of Philadelphia.

CONTAINING in front or breadth on the said Walnut Street twenty-two feet and extending in length or depth Northwardly of that width one hundred and forty-one feet to a four feet wide alley laid out by Samuel Elliott Harlan leading Westwardly into an alley three feet seven inches and a half wide which leads Northwardly into Sansom Street at the distance of eighty-four feet West of Eighteenth Street aforesaid, bounded on the South by the said Walnut Street on the East by ground now or late of George R. Weikerl et ux al on the West by ground now or late of James Harper and on the North by the said four feet wide alley.

BEING Number 1807 Walnut Street. PLAN/PARCEL #: 1 S 23 - 77

Commitment Number: P-2939
--------------------------------------------------------------------------------
TOGETHER with the free and common use, right, liberty and privilege of the aforesaid alleys as and for passageways and watercourses at all times hereafter forever.

PREMISES "C"

ALL THAT CERTAIN lot or piece of ground situate on the North side of Walnut Street at the distance of eighty-eight feet Westward from the West side of Eighteenth Street in the Eighth Ward of the City of Philadelphia.

CONTAINING in front or breadth on the said side of Walnut Street twenty-five feet three inches and extending in length or depth Northward two hundred and thirty-five feet to Sansom Street (late George Street), bounded Northward by said Sansom Street, Eastward and Westward by ground formerly of James Harper and Southward by said Walnut Street.

BEING Number 1809 Walnut Street. PLAN/PARCEL #: 1 S 23 - 15

                                   EXHIBIT "B"

                                LEGAL DESCRIPTION

ALL THAT CERTAIN four story brick messuage or tenement and lot or piece of ground.

SITUATE on the Northerly side of Walnut Street at the distance of sixty-six feet Westwardly from the Westerly side of Eighteenth Street in the Eighth Ward of the City of Philadelphia.

CONTAINING in front or breadth on the said Walnut Street twenty-two feet and extending in length or depth Northwardly of that width one hundred and forty-one feet to a four feet wide alley laid out by Samuel Elliott Harlan leading Westwardly into an alley three feet seven inches and a half wide which leads Northwardly into Sansom Street at the distance of eighty-four feet West of Eighteenth Street aforesaid, bounded on the South by the said Walnut Street on the East by ground now or late of George R. Weikel et ux et al on the West by ground now or late of James Harper and on the North by the said four feet wide alley.

BEING NUMBER 1807 Walnut Street.

ALL THAT CERTAIN lot or piece of ground situate on the North side of Walnut Street at the distance of eighty-eight feet Westward from the West side of Eighteenth Street in the Eighth Ward of the City of Philadelphia.

CONTAINING in front or breadth on the said side of Walnut Street twenty-five feet three inches and extending in length or depth Northward two hundred and thirty-five feet to Sansom Street (late George Street), bounded Northward by said Sansom Street, Eastward and Westward by ground formerly of James Harper and Southward by said Walnut Street.

BEING NUMBER 1809 Walnut Street.

                         LEASE ABSTRACT BARNES AND NOBLE

 Premises:                              1805 Walnut Street Philadelphia,
                                        PA 19103
 Landlord:                              Alison/Rittenhouse Associates
 Tenant:                                Barnes and Noble Superstores,
                                        Inc.
 Sq. Ft.                                Partial basement, 1st, 2nd & 3rd
                                        floors
 Lease Date:                            July 3, 1996
 Lease Term:                            20 years
 Commencement Date:                     September 18, 19965
 Rent Commencement Date:                First to occur of I) 180 days
                                        after delivery per Para. 5 or
                                        ii) 31st day after opening.
                                        Blackout period of Monday after
                                        Thanksgiving to February 16.
                                        Commencement date will be March
                                        16, 1997.
 Expiration Date:
 Rent Increase Date:
 Options:                               Two 5 year options not to exceed
                                        30 years 21-25) 823,556.25
                                        26-30) 905,911.87
 Percentage Rent:                       None
 Rent:                                  1-5) $562,500 6-10) $618,750
                                        11-15) $680,625 16-20)
                                        $748,687.50
 Prorata Share:                         44%
 Cam, Taxes and Insurance:              CAM $20,000 100% of taxes and
                                        insurance
 Trash:                                 Tenant's responsibility
                                        including dumpster
 HVAC:                                  Tenant's responsibility with
                                        required inspections
 Late Charge:                           No
 Utilities:                             100% of water/sewer, gas &
                                        electric & maintenance paid by
                                        Tenant. Non metered to be
                                        reimbursed prorata to Landlord
 Landlord's Obligations:                Roof and structure
 Security Deposit:                      None
 Insurance Limits:                      3 Million for both LL and Tenant
                                        naming all & 30 days' notice
 Permitted Use:                         Typical bookstore with cafe
 Dark:                                  90 days we have the right to buy
                                        them out Para. 7.2
 Assign & Sublet:                       With prior consent and tenant
                                        remains liable - not
                                        unreasonable and affiliates
                                        don't count
 Indemnity:                             Yes
 Subordination:                         Yes 15 days
 Holdover:                              l.5X
 Books and Records:                     No
 Default:                               1) No rent 10 days after notice
                                        2) Other provisions after 30 days'
                                           notice
 Confession:                            No
 Landlord's Lien:                       No
 Estoppel:                              Yes - 15 days
 SND & Attorn:                          Yes
 Noncompete:                            No
 Exclusive:                             No competing items as per Para.
                                        7.5
 Inspection:                            With notice
 Termination:                           No
 Notice:                                Barnes and Noble Superstores,
                                        Inc. 122 5th Avenue NY, NY 10011
                                        Att: V.P. Real Estate
                                        Copy to: Accts. Payable Dept. 1400 Old
                                        County Rd. Westbury, NY 11590
                                        Att: Property Acctg.
 Guaranty:                              Yes - Barnes and Noble
 Construction Allowance:                $1,000,000
 Memorandum of Lease:                   Upon request & can be recorded
 Arbitration:                           Yes

                         LEASE ABSTRACT URBAN OUTFITTERS

Premises:                               1809 Walnut Street Philadelphia,
                                        PA 19103 - Floors 5-8
Landlord:                               Alison/Rittenhouse Associates,
                                        successor to Quarry Office Park
                                        Assoc.
Tenant:                                 Urban Outfitters, Inc.
Sq. Ft.                                 6) 7583sf 7) 7550sf 8) 2479
Lease Date:                             1/7/94
Lease Term:                             5 Years
Effective Date:                         1/7/94
Rent Commencement Date:                 5/1/95
Expiration Date:                        4/30/2004
Rent Increase Date:                     May 1, 1999
Options:
Percentage Rent:                        No
Rent:                                   Years 1-5) $299,404 Years 6-10)
                                        $334,628
Prorata Share:                          17,612 total rentable square feet
Cam, Taxes and Insurance:               Yes -Electric only if separately
                                        metered
Trash:                                  Landlord's responsibility
                                        including dumpster
HVAC:                                   Landlord's responsibility
Late Charge:                            5 days after written notice & 18%
                                        after 30 days
Utilities:                              Landlord to pay 100% of
                                        water/sewer, gas, cleaning &
                                        maintenance w/ S10/sf cap
Landlord's Obligations:                 All with a $10/sf cap
Security Deposit:                       None
Insurance Limits:                       1 Million or as Landlord may
                                        require naming all & 30 days'
                                        notice
Permitted Use:                          General office
Dark:                                   n/a
Assign & Sublet:                        Not to be unreasonably withheld
                                        P. 20
Indemnity:
Subordination:                          Yes SND & attorn
Holdover:                               1.5X
Books and Records:                      n/a
Estoppel:                               Yes - 15 days
SND & Attorn:                           Yes
Noncompete:                             n/a
Exclusive:                              n/a
Inspection:                             Reasonable notice
Termination:                            Yes LL as part of an overall
                                        development
Notice:                                 Urban Outfitters, Inc. 1801 Walnut
                                        Street, Phila, PA 19103
                                        w/copy to Harry S. Cherken, Esq.
                                        Drinker, Biddle and Reath
                                        1345 Chestnut St., Phila, PA
                                        19107-3496
Guaranty:                               No
Construction Allowance:                 No

                        URBAN OUTFITTERS LEASE AMENDMENT

AMENDMENT DATE: JUNE 1, 1996
TERM: EXTENDED TO MAY 31, 2011
RENT INCREASE DATE: JUNE 1, 2001 & 2006
DEMISED PREMISES: EXISTING FLOORS 6,7,8 PLUS FLOOR S AND 1500 SQUARE FEET IN
                  BASEMENT
RENT: 6/1/1996-5/31/2001    30,833.34
      6/l/2001-5/31/2006    34,533.34
      6/l/2006-5/31/2011    38,677.34
PRORATA SHARE: 45%
PARKING: LL TO PROVIDE 2 PARKING SPACES AT 1845 WALNUT ST.(OR SOME OTHER
         REASONABLE LOCATION) AT LL'S EXPENSE.
SECURITY: 7 AM TO 11 PM MONDAY THRU FRIDAY
          7 AM SATURDAY TO 12 AM MONDAY
RESPONSIBILITIES FROM RETAIL LEASE: TENANTS 50% PORTION OF THE ADA
                                    REQUIREMENT

COURTYARD AND GARAGE: URBAN TO PAY PHILA. URBAN INVESTORS TAXES AND
                      INSURANCE AND WE REIMBURSE URBAN
EXPANSION OPTION: 1ST OPTION
      A) 14 MONTHS NOTICE
      B) OCCUPANCY TO COMMENCE 11/1/2001
      C) RENT IS FAIR MARKET VALUE LESS VALUE OF IMPROVEMENTS - BUT NOT LESS THAN THE RENT THEN BEING PAID
      D) AS-IS CONDITION EXCEPT LEGAL REQUIREMENTS
      E) AT OUR OPTION THEY MAY DO SPRINKLER WORK AND WE REIMBURSE
      F) NO DEFAULT

EXPANSION OPTION #2

      A)   9 MONTHS ADVANCE NOTICE
      B)   OCCUPANCY TO COMMENCE 6/1/2006
      C-F) SAME AS ABOVE

RIGHT OF FIRST OFFER: PRIOR TO OFFERING SPACE ON THE FOURTH FLOOR WE MUST GIVE THEM THE RIGHT OF FIRST OFFER PAGE 9 PARA. 16

4/11/97 Urban outfitter's has exercised an option to occupy approximately 2200 square feet of the fourth floor for 4.5 years. Additionally, they have committed to take the entire floor after this time for the duration of their lease term. There are two other tenants occupying the balance of the fourth floor.

ss.14-1600                                                                   353
--------------------------------------------------------------------------------

            (.n) Potassium;

            (.o) Sodium;

            (.p) Sulphur and sulphur products;

            (.q) Pesticides (including insecticides, fungicides, and rodenticides;

            (.r) Radioactive substances insofar as such substances are not otherwise subject to regulation.

      (c) Within the approximate One Hundred Year Flood boundary as defined by the FBFY;

            (.1) Development shall be permitted in accordance with ss.14-1606(5)(b);

            (.2) The Water Department shall determine the Regulatory Flood Elevation in accordance with standard hydrologic and hydraulic engineering methods;

      (d) Prohibited Uses:

            (.1) New structures or additions to existing structures containing as the main use the following use classifications shall be prohibited within the One Hundred Year Flood Plain as defined on the FBFY map:

                  (.a) Medical and surgical hospitals and medical centers and sanitaria;

                  (.b) Rest, old age, nursing or convalescent homes and nurseries;

                  (.c) Penal and correctional institutions;

                  (.d) Mobile homes;

            (.2) A special permit for the uses set forth in (5)(d)(.1)(.a) through (.d) above may be obtained from the Department of Licenses and Inspections in accordance with the provisions of Act 166 of 1978, known as the "Pennsylvania Flood Plain Management Act" and the regulations promulgated thereunder, pertaining to the issuance of special permits. Special permits shall not be issued unless the criteria in the Act and regulations for the issuance of such permits have been met by the applicant and approved by the Department of Community Affairs.

ss. 14-1607. Special Controls for the Center City Commercial Area.

      (1) Legislative Findings. The Council finds that:

354                                                                   ss.14-1600
--------------------------------------------------------------------------------

      (a) Major public and private investments have been made recently to create and maintain aesthetic enhancement, economic viability and historic values within the Center City Commercial Area. Public funding expenditures include appropriations for improved access, street and sidewalk improvements, tree plantings and street furniture.

      (b) Within the said area there has been an increased number of certain uses such as amusement arcades, surface parking lots and take-out restaurants. Said uses while not necessarily offensive by themselves, when concentrated in an area, tend to contribute to the deterioration of the aesthetics and economics of that area. There are other uses and accessory uses such as outdoor vending machines, retail sales windows, take-out windows, outdoor speakers, outdoor advertising signs, and flashing and animated signs, among others, which also tend to contribute to the deterioration of the character of an area.

      (c) This area is important to the historic, cultural and commercial vitality of Philadelphia and these types of uses could have a negative impact upon the City's efforts to improve this area through planning and funding programs of economic development and commercial revitalization,

      (d) The pedestrian ambiance of Chestnut street and Walnut street would be enhanced by insuring the continued penetration of sunlight and air to the sidewalk areas of these streets by restricting building heights on the south side of these streets in a manner that ensures this.

      (e) A uniform scale of development would enhance the aesthetic character of Chestnut street and Walnut street by maintaining a cornice line or height line of a pedestrian scale along said streets.

      (f) Therefore, special land use controls are needed to protect the historic, aesthetic and economic viability of this area. These controls should prohibit certain uses within the area, establish bulk and height controls along both sides of Chestnut street and Walnut street, and establish facade and sign controls for the area.

      (g) Additionally, certain uses and accessory uses which contribute to the deterioration of the historic, aesthetic and economic viability of this area, while representing a small portion of the capital investment, existing on a rental or lease basis rather than as permanent parts of the real property, and/or having a short-term usable life, should be removed from said area.

      (2) Center City Commercial Area.

      (a) No building shall be erected or altered, or building or land used abutting Chestnut street or Walnut street between Front street and the
ss. 14-1600                                                                  355
--------------------------------------------------------------------------------

Schuylkill River and Broad street between South Penn square and Washington Avenue, unless there is compliance with all the applicable requirements of this section.

      (3) Prohibited Uses. In any building or upon any land abutting Chestnut street or Walnut street between Front street and the Schuylkill River and Broad street between South Penn square and Washington avenue, the following uses shall be prohibited:

      (a) Amusement arcades;

      (b) Any use regulated by ss.14-1605, Regulated Uses;

      (c) Carwash;

      (d) Hand laundry;

      (e) Non-accessory or outdoor advertising signs;

      (f) Open air parking lots;

      (g) Outdoor sales or storage including outdoor use of coin operated machines which dispense food or drink, but not including open air cafes within the property line;

      (h) Parking as the sole use of a property;

      (i) Repair of motor vehicles;

      (j) Restaurants, cafes, coffee shops and other similar establishments for the sale and consumption of food and/or beverages, with drive-in or takeout service (sale of food and/or beverages to be consumed outside the confines of the premises);

      (k) Retail sales of products or food through a window or aperture which opens directly onto the sidewalk, a public arcade, or public entranceway into a building;

      (l) Retail and wholesale sales of motor vehicles;

      (m) Retail and wholesale sales of automotive parts and/or the installation of automotive parts to include audio equipment in motor vehicles;

      (n) Accessory parking with vehicular ingress and egress from Broad street; and,

      (o) Any accessory speaker or audio device that causes music or voices to reach the sidewalk area, public arcade, or public entranceway to a building, which is adjunct to any permitted retail use, used to advertise merchandise sold, and/or used to call public attention to the use of the premises.

356                                                                  ss. 14-1600
--------------------------------------------------------------------------------

      (4) Uses Prohibited on the Ground Floor. In any building or upon any land abutting Chestnut street and Walnut street between Front street and the Schuylkill River and Broad street between South Penn Square and Washington avenue, the following uses shall be prohibited from occupying the ground floor:

      (a) Blueprinting, duplicating, printing, publishing, photo processing and kindred reproduction services;

      (b) Laboratories for analytical, chemical and research purposes, assay offices; and,

      (c) Repair of household appliances and fixtures, musical instruments, photographic equipment, radio and television equipment, shoes, dental or prosthetic laboratories and optical lens grinding.

      (5) Conditional Uses. In any building or upon any land abutting Chestnut street and Walnut street between Seventh street and the Schuylkill River and Broad street between South Penn Square and Washington avenue, the following uses shall require a Zoning Board of Adjustment certificate:

      (a) Airline ticket offices;

      (b) Restaurants, cafe, coffee shops and other similar establishments for the sale and consumption of food and/or beverages, without drive-in or take-out service (service at tables or sit down counter facilities only); except for restaurants within hotels and, except for restaurants accessory to an office building (intended principally to serve the occupants of the building) provided that there shall be no ingress or egress directly from any street (accessible solely from the interior of the building) and there shall be no signage visible from the street;

      (c) Rental of bicycles, clothing and consumer goods;

      (d) Retail sale of delicatessen goods as a main use;

      (e) Retail sale of drugs and cosmetics as a main use;

      (f) Retail sale and/or preparation of bakery items as a main use;

      (g) Treatment and sale of pet birds and pet animals, including boarding of pets;

      (h) Water booster or sewer booster substations, electric transforming or gas regulating substations.

      (6) Prohibited Buildings. Upon any land abutting Chestnut street or Walnut street between Front street and the Schuylkill River and Broad street
ss.14-1600                                                                   357
--------------------------------------------------------------------------------

between South Penn Square and Washington avenue, the following buildings shall be prohibited:

      (a) Kiosks, as defined in ss.14-102(46).

      (7) Bulk and Height Controls.

      (a) The main cornice line of any building erected on land abutting Chestnut street or Walnut street shall not be less than 35 feet above the average sidewalk level.

      (b) No building shall be erected which is located at a point 25D feet south of the south side of Chestnut street between Front street and a point 130 feet east of Broad street or 250 feet south of the south side of Chestnut street between a point 130 feet west of Broad street and the Schuylkill River, or within 250 feet south of the south side of Walnut street between Front street and Eighth street and between Ninth street and a point 100 feet east of Broad street, or 250 feet south of the south side of Walnut street between a point 220 feet west of Broad street and the Schuylkill River unless there is compliance with the following height and bulk controls:

            (.1) The main cornice line abutting the south side of Chestnut street or Walnut street shall not exceed 50 feet in height above the average sidewalk level; provided, that no portion of any building within 250 feet south of the southerly property line of Chestnut street or 250 feet south of the southerly property line of Walnut street shall exceed this 50 feet height limitation unless the portion or portions above this 50 feet height limitation recede from the plane of the cornice line a distance equal to or greater than the distance it extends above the 50 feet height limit; provided, further, that in no case shall any portion or portions of a building exceed 300 feet in height.

      (8) Facade Controls. No building shall be erected nor any facade altered on any building or land fronting on Chestnut street or Walnut street between Front street and the Schuylkill River and Broad street between South Penn Square and Washington avenue unless plans of the facade have been approved by the Planning Commission. The Planning Commission shall have 60 days to take action, after which its approval shall be presumed.

      (9) Sign Controls. No signs shall be erected or maintained on any building or land fronting on or within 200 feet of Chestnut street, Walnut street or Broad street if said sign is visible or intended to be visible from Chestnut street or Walnut street between Front street and the Schuylkill River or from Broad street between South Penn Square and Washington avenue unless approved by the Art Commission, after consultation with the Planning Commission; provided that, the Art Commission shall have 60 days to take action, after which its approval shall be presumed; further provided,

358                                                                  ss. 14-1600
--------------------------------------------------------------------------------

that flashing signs, intermittent or flashing light sources, revolving signs, animated signs, roof signs (excluding signs identifying the name or address of a building), and projecting signs shall be prohibited.

      (10) Discontinuance of Non-Conforming Uses.

      (a) In all buildings and/or upon all land abutting Chestnut street or Walnut street between Seventh street and the Schuylkill River or from Broad street between South Penn Square and Washington avenue, the uses prohibited in ss. 14-1607(3), relating to prohibited uses, subsections (g), relating to outdoor sales and storage, and (o), relating to accessory speakers, shall be discontinued immediately and shall not be resumed or maintained, provided, all such material and devices shall be permanently removed within 90 days of the effective date of this ordinance; further provided, that the uses prohibited in subsection (k), relating to retail sales through a window, shall be discontinued immediately and shall not be resumed, provided all such windows shall be permanently removed within one year of the effective date of this ordinance; further provided, that the uses in subsection (e), relating to outdoor advertising, shall be discontinued and shall not be resumed or maintained at the expiration of 2 years from the effective date of this ordinance.

      (b) Nothing in this section shall imply or incur any obligation on the part of the City to compensate any person for any financial loss attributed to the discontinuance of a non-conforming use.

      (11) Discontinuance of Operation. If in any building and/or upon any land abutting Chestnut street or Walnut street between Front street and the Schuylkill River and Broad street between South Penn Square and Washington avenue any use prohibited in ss.14-1607(3)(a) through (o) above should cease or discontinue for a period of 90 or more consecutive days, it may not resume, or be replaced by any similar use unless it complies with all the requirements set forth in this Chapter.

      (12) Discontinuance of Non-Conforming Buildings.

      (a) Upon all land abutting Chestnut street or Walnut street between Front street and the Schuylkill River and Broad street between South Penn Square and Washington avenue, the buildings prohibited in ss.14-1607(6), relating to prohibited buildings, shall be permanently removed within 3 years of the effective date of this subsection.

      (b) Nothing in this section shall imply or incur any obligation on the part of the City to compensate any person for any financial loss attributed to the discontinuance of a non-conforming building.

ss.14-1600                                                                   359
--------------------------------------------------------------------------------

      (13) With respect to non-conforming uses in buildings and/or upon land abutting Chestnut street or Walnut street between Eighteenth street and the Schuylkill River, the time periods referred to in subsection (10), concerning Discontinuance of Non-Conforming Uses, shall relate to the effective date of this subsection (13).

      (14) With respect to non-conforming buildings and non-conforming uses in buildings and/or upon land abutting Broad street between Pine street and Washington avenue, the time periods referred to in subsection (10), concerning Discontinuance of Non-Conforming Uses, and subsection (12), concerning Discontinuance of Non-Conforming Buildings, shall relate (o the effective date of this subsection.

      (15) Conflicting Regulations. When the provisions of this section conflict with the provisions of ss. 14-224, relating to the "RC-4" Residential District, and/or the provisions of ss. 14-305, relating to the "C-4" and "C-5" Commercial Districts, the more restrictive provisions shall control.

      (16) Enforcement. No permits for any construction, alteration and/or renovation of any building or upon any land shall be issued by the Department of Licenses and Inspections unless there is compliance with all of the applicable sections of this Chapter; provided, that within the specified time periods after the enactment of this ordinance, the Department shall institute any appropriate action or proceeding to enforce the requirements that all uses listed in ss.14-1607(10), Discontinuance of Non-Conforming Uses, and all buildings listed in ss.14-1607(12), Discontinuance of Non-Conforming Buildings, have been removed; further provided, that any person aggrieved by any decision of any officer, department, board or commission of the City acting under the authority of this Chapter shall have the right to take an appeal of such decision by requesting a variance from the Zoning Board of Adjustment.

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:30 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 1
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
   SUPPORTING SCHEDULE - DETAILED LEASE EXPIRATION SCHEDULE (FIRST TERM ONLY)

                                      Market     Base Rent/   Expiration   Square     Percent
No.         Tenant          Suite    Leasing     SqFt/Yr         Date       Feet     of Total
----   ------------------  -------  ---------   -----------   ----------  --------  ----------
  3.   Urban Outfitters       4          lc1        9.19         12/01      4,126       7.1
  4.   Realty co              4       office        9.76         12/01      1,232       2.1
  5.   Eberlein Design        4       office       11.67          2/02      2,100       3.6
                                                                           ======      ====
Total for Year Ending Apr-2002                                              7,458      12.8%

  2.   Urban Outfitters       5,6,7    urban       16.60          5/11     26,314      45.2
  6.   Urban Outfitters       4        urban       16.46          5/11      2,100       3.6
  7.   Urban Outfitters       4        urban       16.46          5/11      1,232       2.1
  8.   Urban Outfitters       4        urban       16.46          5/11      4,126       7.1
                                                                           ======      ====
Total for Year Ending Apr-2002                                             33,772      58.0%

Building Total                                                             41,230      70.9%

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:30 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 2
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
            SUPPORTING SCHEDULE - SQUARE FEET EXPIRING - (ALL TERMS)

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TENANT              SUITE
Urban Outfitters    4                                                              4,126
Realty co           4                                                              1,232
Eberlein Design     4                                                              2,100
Urban Outfitters    5,6,7,
Urban Outfitters    4
Urban Outfitters    4
Urban Outfitters    4
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TOTAL SQUARE FEET EXPIRING                                                         7,458
                                    ========   ========   ========   ========   ========   ========   ========   ========   ========
PERCENT OF TOTAL EXPIRING                                                          12.8%

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:30 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 3
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
            SUPPORTING SCHEDULE - SQUARE FEET EXPIRING - (ALL TERMS)

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
TENANT              SUITE
Urban Outfitters    4
Realty co           4
Eberlein Design     4
Urban Outfitters    5,6,7,                                                                   26,314
Urban Outfitters    4                                                                         2,100
Urban Outfitters    4                                                                         1,232
Urban Outfitters    4                                                                         4,126
                                    --------   --------   --------   --------   --------   --------   --------
TOTAL SQUARE FEET EXPIRING                                                                   33,772
                                    ========   ========   ========   ========   ========   ========   ========
PERCENT OF TOTAL EXPIRING                                                                     58.0%

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:31 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 4
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - OCCUPANCY & ABSORPTION RATES
     Physical Occupancy Based on Absorption & Turnover Vacancy Assumptions

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
SQFT OCCUPIED
 May                                  56,960     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
 June                                 58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
 July                                 58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
 August                               58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
 September                            58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
 October                              58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
 November                             58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
 December                             58,192     58,192     58,192     58,192     63,550     58,192     58,192     58,192     58,192
 January                              58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
 February                             58,192     58,192     58,192     58,192     60,292     58,192     58,192     58,192     58,192
 March                                58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
 April                                58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192     58,192
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
AVERAGE OCCUPIED FOR THE YEAR         58,089     58,192     58,192     58,192     58,814     58,192     58,192     58,192     58,192
                                    ========   ========   ========   ========   ========   ========   ========   ========   ========
NET ABSORBTION
 Annual Square Feet Absorbed           1,232
 Average Monthly Absorption              103
                                    ========   ========   ========   ========   ========   ========   ========   ========   ========

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
PERCENTAGE OCCUPANCY
 May                                  97.88%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 June                                100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 July                                100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 August                              100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 September                           100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 October                             100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 November                            100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 December                            100.00%    100.00%    100.00%    100.00%    109.21%    100.00%    100.00%    100.00%    100.00%
 January                             100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 February                            100.00%    100.00%    100.00%    100.00%    103.61%    100.00%    100.00%    100.00%    100.00%
 March                               100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 April                               100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
AVERAGE OCCUPANCY FOR THE YEAR        99.82%    100.00%    100.00%    100.00%    101.07%    100.00%    100.00%    100.00%    100.00%
                                    ========   ========   ========   ========   ========   ========   ========   ========   ========
NET ABSORBTION
 Annual Percentage Absorbed            2.12%
 Average Monthly Percentage            0.18%
                                    ========   ========   ========   ========   ========   ========   ========   ========   ========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:31 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 5
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - OCCUPANCY & ABSORPTION RATES
     Physical Occupancy Based on Absorption & Turnover Vacancy Assumptions

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
SQFT OCCUPIED
 May                                  58,192     58,192     58,192     58,192     58,192     58,192     58,192
 June                                 58,192     58,192     58,192     58,192     58,192     58,192     58,192
 July                                 58,192     58,192     58,192     58,192     58,192     58,192     58,192
 August                               58,192     58,192     58,192     58,192     58,192     58,192     58,192
 September                            58,192     58,192     58,192     58,192     58,192     58,192     58,192
 October                              58,192     58,192     58,192     58,192     58,192     58,192     58,192
 November                             58,192     58,192     58,192     58,192     58,192     58,192     58,192
 December                             58,192     58,192     58,192     58,192     58,192     58,192     58,192
 January                              58,192     58,192     58,192     58,192     58,192     58,192     58,192
 February                             58,192     58,192     58,192     58,192     58,192     58,192     58,192
 March                                58,192     58,192     58,192     58,192     58,192     58,192     58,192
 April                                58,192     58,192     58,192     58,192     58,192     58,192     58,192
                                    --------   --------   --------   --------   --------   --------   --------
AVERAGE OCCUPIED FOR THE YEAR         58,192     58,192     58,192     58,192     58,192     58,192     58,192
                                    ========   ========   ========   ========   ========   ========   ========
NET ABSORBTION
 Annual Square Feet Absorbed
 Average Monthly Absorption
                                    ========   ========   ========   ========   ========   ========   ========

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
PERCENTAGE OCCUPANCY
 May                                 100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 June                                100.00%    100.00%    100.00%    100.00%    100.00%     41.96%    100.00%
 July                                100.00%    100.00%    100.00%    100.00%    100.00%     41.96%    100.00%
 August                              100.00%    100.00%    100.00%    100.00%    100.00%     41.96%    100.00%
 September                           100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 October                             100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 November                            100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 December                            100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 January                             100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 February                            100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 March                               100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
 April                               100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
                                    --------   --------   --------   --------   --------   --------   --------
AVERAGE OCCUPANCY FOR THE YEAR       100.00%    100.00%    100.00%    100.00%    100.00%     85.49%    100.00%
                                    ========   ========   ========   ========   ========   ========   ========
NET ABSORBTION
 Annual Percentage Absorbed
 Average Monthly Percentage
                                    ========   ========   ========   ========   ========   ========   ========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:31 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 6
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - AVERAGE SQUARE FEET OCCUPANCY

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3          24,420     24,420     24,420     24,420     24,420     24,420     24,420     24,420     24,420
Urban Outfitters       5,6,7,         26,314     26,314     26,314     26,314     26,314     26,314     26,314     26,314     26,314
Urban Outfitters       4               4,126      4,126      4,126      4,126      2,751
Eberlein Design        4               2,100      2,100      2,100      2,100      1,750
Realty co              4               1,129      1,232      1,232      1,232        821
Urban Outfitters       4                                                             525      2,100      2,100      2,100      2,100
Urban Outfitters       4                                                             513      1,232      1,232      1,232      1,232
Urban Outfitters       4                                                           1,719      4,126      4,126      4,126      4,126
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TOTAL AMOUNT PER YEAR                 58,089     58,192     58,192     58,192     58,814     58,192     58,192     58,192     58,192
                                    ========   ========   ========   ========   ========   ========   ========   ========   ========
AVERAGE PERCENTAGE OCCUPANCY          99.82%    100.00%    100.00%    100.00%    101.07%    100.00%    100.00%    100.00%    100.00%

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:31 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 7
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - AVERAGE SQUARE FEET OCCUPANCY

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3          24,420     24,420     24,420     24,420     24,420     24,420     24,420
Urban Outfitters       5,6,7,         26,314     26,314     26,314     26,314     26,314     19,736     26,314
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4               2,100      2,100      2,100      2,100      2,100      1,575      2,100
Urban Outfitters       4               1,232      1,232      1,232      1,232      1,232        924      1,232
Urban Outfitters       4               4,126      4,126      4,126      4,126      4,126      3,095      4,126
                                    --------   --------   --------   --------   --------   --------   --------
TOTAL AMOUNT PER YEAR                 58,192     58,192     58,192     58,192     58,192     49,749     58,192
                                    ========   ========   ========   ========   ========   ========   ========
AVERAGE PERCENTAGE OCCUPANCY         100.00%    100.00%    100.00%    100.00%    100.00%     85.49%    100.00%

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:31 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 8
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
              SUPPORTING SCHEDULE - PREVAILING MARKET RATE PER SQFT

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3
Urban Outfitters       5,6,7,          15.00      15.45      15.91      16.39      16.88      17.39      17.91      18.45      19.00
Urban Outfitters       4               15.00      15.45      15.91      16.39      16.88
Eberlein Design        4               15.00      15.45      15.91      16.39      16.88
Realty co              4               15.00      15.45      15.91      16.39      16.88
Urban Outfitters       4                                                           16.88      17.39      17.91      18.45      19.00
Urban Outfitters       4                                                           16.88      17.39      17.91      18.45      19.00
Urban Outfitters       4                                                           16.88      17.39      17.91      18.45      19.00
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
WEIGHTED AVERAGE PER SqFt               8.69       8.97       9.24       9.51       9.87      10.09      10.39      10.71      11.03
                                    ========   ========   ========   ========   ========   ========   ========   ========   ========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:31 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 9
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
              SUPPORTING SCHEDULE - PREVAILING MARKET RATE PER SQFT

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3
Urban Outfitters       5,6,7,          19.57      20.16      20.76      21.39      22.03      22.69      23.37
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4               19.57      20.16      20.76      21.39      22.03      22.69      23.37
Urban Outfitters       4               19.57      20.16      20.76      21.39      22.03      22.69      23.37
Urban Outfitters       4               19.57      20.16      20.76      21.39      22.03      22.69      23.37
                                    --------   --------   --------   --------   --------   --------   --------
WEIGHTED AVERAGE PER SqFt              11.36      11.70      12.05      12.41      12.78      13.17      13.56
                                    ========   ========   ========   ========   ========   ========   ========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:31 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 10
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
                SUPPORTING SCHEDULE - SCHEDULE BASE RENT PER SQFT

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3           19.62      23.03      23.03      23.03      23.42      25.34      25.34      25.34      25.34
Urban Outfitters       5,6,7,          14.06      14.06      14.06      14.06      15.61      15.75      15.75      15.75      15.75
Urban Outfitters       4               13.79      13.79      13.79      13.79       9.19
Eberlein Design        4               14.00      14.00      14.00      14.00      11.67
Realty co              4               12.65      14.18      14.21      14.60       9.76
Urban Outfitters       4                                                            3.75      15.00      15.00      15.00      15.00
Urban Outfitters       4                                                            6.25      15.00      15.00      15.00      15.00
Urban Outfitters       4                                                            6.25      15.00      15.00      15.00      15.00

WEIGHTED AVERAGE PER SqFt              16.34      17.81      17.81      17.82      18.88      19.68      19.68      19.68      19.68

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:31 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 11
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - SCHEDULED BASE RENT PER SQFT

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3           25.76      27.87      27.87      27.87      27.87      28.34      30.66
Urban Outfitters       5,6,7,          17.48      17.64      17.64      17.64      17.64      16.60      22.69
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4               15.00      15.25      16.00      16.00      16.00      16.46      22.69
Urban Outfitters       4               15.00      15.25      16.00      16.00      16.00      16.46      22.69
Urban Outfitters       4               15.00      15.25      16.00      16.00      16.00      16.46      22.69
                                    --------   --------   --------   --------   --------   --------   --------
WEIGHTED AVERAGE PER SqFt              20.64      21.63      21.72      21.72      21.72      21.51      26.03
                                    ========   ========   ========   ========   ========   ========   ========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:32 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 12
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - SCHEDULED BASE RENTAL REVENUE

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3         479,167    562,500    562,500    562,500    571,875    618,750    618,750    618,750    618,750
Urban Outfitters       5,6,7,        370,000    370,000    370,000    370,000    410,700    414,400    414,400    414,400    414,400
Urban Outfitters       4              56,900     56,900     56,900     56,900     37,933
Eberlein Design        4              29,400     29,400     29,400     29,400     24,500
Realty co              4              15,583     17,467     17,510     17,991     12,023
Urban Outfitters       4                                                           7,875     31,500     31,500     31,500     31,500
Urban Outfitters       4                                                           7,700     18,480     18,480     18,480     18,480
Urban Outfitters       4                                                          25,788     61,890     61,890     61,890     61,890
                                    --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR                951,050  1,036,267  1,036,310  1,036,791  1,098,394  1,145,020  1,145,020  1,145,020  1,145,020
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt              16.34      17.81      17.81      17.82      18.88      19.68      19.68      19.68      19.68
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:32 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 13
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - SCHEDULED BASE RENTAL REVENUE

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3         629,063    680,625    680,625    680,625    680,625    691,969    748,687
Urban Outfitters       5,6,7,        459,984    464,128    464,128    464,128    464,128    436,700    597,034
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4              31,500     32,025     33,600     33,600     33,600     34,564     47,647
Urban Outfitters       4              18,480     18,788     19,712     19,712     19,712     20,278     27,953
Urban Outfitters       4              61,890     62,921     66,016     66,016     66,016     67,911     93,614
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR              1,200,917  1,258,487  1,264,081  1,264,081  1,264,081  1,251,422  1,514,935
                                   =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt              20.64      21.63      21.72      21.72      21.72      21.51      26.03
                                   =========  =========  =========  =========  =========  =========  =========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:32 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 14
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - ABSORPTION & TURNOVER VACANCY

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3
Urban Outfitters       5,6,7,
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4
Urban Outfitters       4
Urban Outfitters       4
                                    --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:32 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 15
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - ABSORPTION & TURNOVER VACANCY

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3
Urban Outfitters       5,6,7,                                                               149,259
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4                                                                     11,912
Urban Outfitters       4                                                                      6,988
Urban Outfitters       4                                                                     23,404
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR                                                                       191,563
                                   =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt                                                                      3.29
                                   =========  =========  =========  =========  =========  =========  =========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:32 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 16
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - EXPENSE REIMBURSEMENT REVENUE

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3         126,005    129,785    133,678    137,690    141,819    146,074    150,457    154,969    159,618
Urban Outfitters       5,6,7,         40,697     41,918     43,176     44,471     45,805     47,179     48,595     50,053     51,554
Urban Outfitters       4               6,381      6,573      6,770      6,973      4,788
Eberlein Design        4               3,248      3,345      3,446      3,549      3,046
Realty co              4               1,747      1,963      2,021      2,082      1,430
Urban Outfitters       4                                                             914      3,765      3,878      3,994      4,114
Urban Outfitters       4                                                             894      2,209      2,275      2,343      2,414
Urban Outfitters       4                                                           2,993      7,398      7,620      7,848      8,084
                                    --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR                178,078    183,584    189,091    194,765    201,689    206,625    212,825    219,207    225,784
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt               3.06       3.15       3.25       3.35       3.47       3.55       3.66       3.77       3.88
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:32 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 17
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
               SUPPORTING SCHEDULE - EXPENSE REIMBURSEMENT REVENUE

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3         164,407    169,340    174,421    179,653    185,044    190,595    196,311
Urban Outfitters       5,6,7,         53,101     54,694     56,335     58,025     59,765     46,169     63,405
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4               4,238      4,365      4,496      4,631      4,770      3,685      5,060
Urban Outfitters       4               2,486      2,561      2,638      2,717      2,798      2,162      2,969
Urban Outfitters       4               8,326      8,576      8,833      9,098      9,371      7,239      9,942
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR                232,558    239,536    246,723    254,124    261,748    249,850    277,687
                                   =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt               4.00       4.12       4.24       4.37       4.50       4.29       4.77
                                   =========  =========  =========  =========  =========  =========  =========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:32 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 18
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
                    SUPPORTING SCHEDULE - TENANT IMPROVEMENTS

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3
Urban Outfitters       5,6,7,
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4
Urban Outfitters       4
Urban Outfitters       4
                                    --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:32 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 19
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
                    SUPPORTING SCHEDULE - TENANT IMPROVEMENTS

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3
Urban Outfitters       5,6,7,                                                               298,517
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4                                                                     23,823
Urban Outfitters       4                                                                     13,976
Urban Outfitters       4                                                                     46,807
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR                                                                       383,123
                                   =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt                                                                      6.58
                                   =========  =========  =========  =========  =========  =========  =========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:33 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 20
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
                    SUPPORTING SCHEDULE - LEASING COMMISSIONS

                                      Year 1     Year 2     Year 3     Year 4     Year 5    Year 6      Year 7    Year 8      Year 9
For the Years Ending                Apr-1998   Apr-1999   Apr-2000   Apr-2001   Apr-2002   Apr-2003   Apr-2004   Apr-2005   Apr-2006
                                    --------   --------   --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3
Urban Outfitters       5,6,7,
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4
Urban Outfitters       4
Urban Outfitters       4
                                    --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt
                                    ========  =========  =========  =========  =========  =========  =========  =========  =========

Software     : ARGUS Ver. 7.0.01                                 Date  : 5/22/97
File         : ALISON                                            Time  : 5:32 pm
Property Type: Office & Retail                                   Ref#  : ASM
Portfolio    :                   Alison building                 Page  : 21
                              1805-09 Walnut Street
                             Philadelphia, Pa. 19103
                    SUPPORTING SCHEDULE - LEASING COMMISSIONS

                                     Year 10    Year 11    Year 12    Year 13    Year 14    Year 15    Year 16
For the Years Ending                Apr-2007   Apr-2008   Apr-2009   Apr-2010   Apr-2011   Apr-2012   Apr-2013
                                    --------   --------   --------   --------   --------   --------   --------
TENANT                 SUITE
Barnes & Noble         1,2,3
Urban Outfitters       5,6,7,                                                                16,717     25,075
Urban Outfitters       4
Eberlein Design        4
Realty co              4
Urban Outfitters       4                                                                      1,334      2,001
Urban Outfitters       4                                                                        783      1,174
Urban Outfitters       4                                                                      2,621      3,932
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL AMOUNT PER YEAR                                                                        21,455     32,182
                                   =========  =========  =========  =========  =========  =========  =========
WEIGHTED AVERAGE PER SqFt                                                                      0.37       0.55
                                   =========  =========  =========  =========  =========  =========  =========

                                  Walnut Street

-------------------------------------------------------------------------------------------------------------------------------
      Total Project              Walnut Street     Square Feet      1997         1998          1999         2000          2001
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
INCOME
-------------------------------------------------------------------------------------------------------------------------------
1809 Walnut Street                                     58192
-------------------------------------------------------------------------------------------------------------------------------
Barnes and Noble*                     562,500          24420       562,500      562,500      562,500       562,500      562,500
-------------------------------------------------------------------------------------------------------------------------------
4th Floor                             104,412           7458       104,412      104,412      107,544       107,544      107,544
-------------------------------------------------------------------------------------------------------------------------------
Urban Outfitters                      370,000          26314       370,000      370,000      370,000       370,000      414,400
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Total Base Income                   1,036,912                    1,036,912    1,036,912    1,040,044     1,040,044    1,084,444
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Add Reimbursements                 181,060.52                      181,061      186,492      192,087       197,850      203,785
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Total Income                     1,217,972.52                    1,217,973    1,223,404     1,232,132    1,237,894    1,288,229
-------------------------------------------------------------------------------------------------------------------------------
EXPENSES
-------------------------------------------------------------------------------------------------------------------------------
1809 Walnut Street
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Security                               51,000                       51,000       52,530       54,106        55,729       57,401
-------------------------------------------------------------------------------------------------------------------------------
Management                             36,292                       36,292       37,381       38,502        39,657       40,847
-------------------------------------------------------------------------------------------------------------------------------
Steam                                  25,000                       30,000       30,900       31,827        32,782       33,765
-------------------------------------------------------------------------------------------------------------------------------
Electricity                            90,000                       90,000       92,700       95,481        98,345      101,296
-------------------------------------------------------------------------------------------------------------------------------
Common Area Electricity                25,000                       25,000       25,750       26,523        27,318       28,138
-------------------------------------------------------------------------------------------------------------------------------
Cleaning Contract                      23,000                       19,000       19,570       20,157        20,762       21,385
-------------------------------------------------------------------------------------------------------------------------------
Alarm Monitoring                          600                        1,800        1,854        1,910         1,967        2,026
-------------------------------------------------------------------------------------------------------------------------------
Water and Sewer                         7,200                        7,200        7,416        7,638         7,868        8,104
-------------------------------------------------------------------------------------------------------------------------------
HVAC Svce. Contract                     4,500                        4,500        4,635        4,774         4,917        5,065
-------------------------------------------------------------------------------------------------------------------------------
Elevator Service Contract              10,689                       10,689       11,009       11,340        11,680       12,030
-------------------------------------------------------------------------------------------------------------------------------
Exterminator                              780                          780          803          828           852          878
-------------------------------------------------------------------------------------------------------------------------------
Trash                                  12,000                       12,000       12,360       12,731        13,113       13,506
-------------------------------------------------------------------------------------------------------------------------------
Real Estate Taxes                     108,000                      108,000      108,000      108,000       111,240      114,577
-------------------------------------------------------------------------------------------------------------------------------
Special Service Dist.                   6,706                        6,706        6,907        7,114         7,328        7,548
-------------------------------------------------------------------------------------------------------------------------------
Insurance                              15,300                       17,300       17,819       18,354        18,904       19,471
-------------------------------------------------------------------------------------------------------------------------------
Repairs & Maintenance                  12,000                       18,000       18,540       19,096        19,669       20,259
-------------------------------------------------------------------------------------------------------------------------------
Parking                                 6,120                        6,120        6,304        6,493         6,687        6,888
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Total Expenses                        434,187                      444,387      454,478      464,873       478,819      493,183
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
NOI                                783,785.77                      773,586      768,926      767,259       759,075      795,046
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
* 1997 Income represents an annualized rent and does not reflect actual rent received that year
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                   Reimbursement                              Walnut St.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                Totals       CAM            Taxes      Insurance
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                   Barnes and Noble                          125,620.52    71,324.00     48,176.52     6,120.00
-------------------------------------------------------------------------------------------------------------------------------
                                   Urban Outfitters                           43,740.00    43,740.00
-------------------------------------------------------------------------------------------------------------------------------
                                   Office                                     11,700.00    11,700.00
-------------------------------------------------------------------------------------------------------------------------------
                                   Subtotal Walnut St. Reimb.                181,060.52   126,764.00     48,176.52     6,120.00
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                   Total Reimbursement          181,060.52
-------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
      Total Project                2002            2003           2004           2005         2006         2007
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
INCOME
-----------------------------------------------------------------------------------------------------------------
1809 Walnut Street
-----------------------------------------------------------------------------------------------------------------
Barnes and Noble*                 618,750         618,750        618,750        618,750      618,750      680,625
-----------------------------------------------------------------------------------------------------------------
4th Floor                         111,870         111,870        111,870        111,870      111,870      111,870
-----------------------------------------------------------------------------------------------------------------
Urban Outfitters                  414,400         414,400        414,400        414,400      464,128      464,128
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Total base Income               1,145,020       1,145,020      1,145,020      1,145,020    1,194,748    1,256,623
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Add Reimbursements                219,070         255,642        232,411        239,383      246,565      253,962
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Total Income                    1,364,090       1,370,662      1,377,431      1,384,404    1,441,313    1,510,585
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
EXPENSES
-----------------------------------------------------------------------------------------------------------------
1809 Walnut Street
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Security                           59,123          60,897         62,724         64,605       66,543       68,540
-----------------------------------------------------------------------------------------------------------------
Management                         42,072          43,334         44,634         45,974       47,353       48,773
-----------------------------------------------------------------------------------------------------------------
Steam                              34,778          35,822         36,896         38,003       39,143       40,317
-----------------------------------------------------------------------------------------------------------------
Electricity                       104,335         107,465        110,689        114,009      117,430      120,952
-----------------------------------------------------------------------------------------------------------------
Common Area Electricity            28,982          29,851         30,747         31,669       32,619       33,598
-----------------------------------------------------------------------------------------------------------------
Cleaning Contract                  22,026          22,687         23,368         24,069       24,791       25,534
-----------------------------------------------------------------------------------------------------------------
Alarm Monitoring                    2,087           2,149          2,214          2,280        2,349        2,419
-----------------------------------------------------------------------------------------------------------------
Water and Sewer                     8,347           8,597          8,855          9,121        9,394        9,676
-----------------------------------------------------------------------------------------------------------------
HVAC Svce. Contract                 5,217           5,373          5,534          5,700        5,871        6,048
-----------------------------------------------------------------------------------------------------------------
Elevator Service Contract          12,391          12,763         13,146         13,540       13,947       14,365
-----------------------------------------------------------------------------------------------------------------
Exterminator                          904             931            959            988        1,018        1,048
-----------------------------------------------------------------------------------------------------------------
Trash                              13,911          14,329         14,758         15,201       15,657       16,127
-----------------------------------------------------------------------------------------------------------------
Real Estate Taxes                 118,015         121,555        125,202        128,958      132,826      136,811
-----------------------------------------------------------------------------------------------------------------
Special Service Dist.               7,774           8,007          8,248          8,495        8,750        9,012
-----------------------------------------------------------------------------------------------------------------
Insurance                          20,055          20,657         21,277         21,915       22,573       23,250
-----------------------------------------------------------------------------------------------------------------
Repairs & Maintenance              20,867          21,493         22,138         22,208       23,486       24,190
-----------------------------------------------------------------------------------------------------------------
Parking                             7,095           7,308          7,527          7,753        7,985        8,225
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Total Expenses                    507,979         523,218        538,915        555,082      571,735      588,887
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
NOI                               856,111         847,444        838,516        829,321      869,578      921,698
-----------------------------------------------------------------------------------------------------------------

                                 QUALIFICATIONS

                           LOUIS A. IATAROLA, MAI, SRA

PROFESSIONAL AFFILIATIONS

MAI                     Member, Appraisal Institute Certificate #4896

President -             1985 - Metropolitan Philadelphia Chapter #9
                        American Institute of Real Estate Appraisers

SRA                     Senior Residential Appraiser

President -             1978 - 1979 Philadelphia Chapter #2 Society of Real
                        Estate Appraisers

AR/WA                   Member American Right of Way Association

Pennsylvania Certified General Appraiser #GA-O00176-L. Expiration 6-30-97

Real Estate Appraisal Section - National Association of Realtors

New Jersey Certified General Appraiser #RG-00821, Expiration 12-31-97

Philadelphia Board of Realtors - Member

Pennsylvania Real Estate Broker's License #21248

EXPERIENCE

Real Estate Anoraiser and Consultant - Self-employed.
Specializing in the administration of appraisal services to private clients, governmental agencies and financial institutions since 1976.

Redevelopment Authority of the City of Philadelphia
Employed from 1973 to 1975 as Director, Real Estate Valuation specializing in the appraisal of real property for Eminent Domain.

Albert M. Greenfield & Co., Inc.
Employed from 1969 to 1973 in the Appraisal Department. Diversified activity in the appraisal of industrial, commercial and special purpose real estate.

Redevelopment Authority of City of Philadelphia
Employed from 1967 to 1969 with chief duties in the performance of reviewing appraisal reports submitted by independent appraisers for real estate in Urban Renewal Areas.

Real Estate Brokerage
Employed from 1961 to 1967 as an Associate Salesman and Broker specializing in the sale and leasing of residential and commercial real estate.

COURT TESTIMONY

     Qualified as Expert Witness before the Board of View of the City of Philadelphia, Court of Common Pleas, City of Philadelphia and U.S. Federal District Court.

EDUCATIONAL BACKGROUND

     Father Judge High School, Philadelphia, Pennsylvania - 1960

     Real Estate Law and Conveyanclng - 1964

     Appraisal Course #1, AIREA Philadelphia Board of Realtors - 1966-1967

     Appraisal Course #2, AIREA Philadelphia Board of Realtors - 1967-1968

     Appraisal Course #8, AIREA Villanova University - 1970

     Appraisal Course #101, SREA Villanova University - 1969-1970

     Appraisal Course #201, SREA Villanova University - 1973

     Active participation in continuing education through attendance at seminars and conferences pursuant to the professional education certification program of the Appraisal Institute. I am currently certified under this program.

TEACHING ASSIGNMENTS AND RELATED ACTIVITIES

     Instructor - Course 101 - An Introduction to Appraising Real Property
                  SREA - Villanova University

     Instructor - Appraisal I - Manor Junior College
                  Jenkintown, PA

     Instructor's Clinic - Society of Real Estate of Appraisers
                  University of Indiana - 1973

                                 QUALIFICATIONS

                                 JAMES J. ONESTI

BUSINESS EXPERIENCE

Present -           Louis A. Iatarola
                    Realty Appraisal Group, Ltd.
                    Fee Appraiser involved with the appraisal of various types of commercial and industrial properties

1987-1988           MKM Appraisal Associates, Inc.
                    Fee Appraiser specializing in all types of residential real estate

1986-1988           Property Appraisal Associates
                    Fee Appraiser specializing in all types of residential real estate

EDUCATION

1969-1971           Community College of Philadelphia

1971-1973           Philadelphia College of Textiles & Science

1979-1986           Temple University Real Estate Institute
                    Real Estate Fundamentals I & I
                    Real Estate Law
                    Real Estate Investment Analysis
                    Real Estate Financing

1987-1990           American Institute of Real Estate Appraisers

                    Principles of Appraisals
                    Residential Valuation
                    Basic Valuation Procedures
                    Capitalization Theory & Techniques Part A
                    Capitalization Theory & Techniques Part B

1992                Standards of Professional Appraisal Practice and Ethics

PROFESSIONAL AFFILIATIONS

         Pennsylvania Real Estate Broker
         (License #RB-046086-L)

         Pennsylvania Certified General Appraiser #GA-000823-L